UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐    Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐     Definitive Additional Materials
☐ Soliciting Material Pursuant to Section 240.14a-12

MEDIS TECHNOLOGIES LTD.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (check the appropriate box):

☒           No fee required.
☐            Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:
(2)	Aggregate number of securities to which transaction applies:
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
(4)	Proposed maximum aggregate value of transaction:
(5)	Total fee paid:

☐            Fee paid previously with preliminary materials:
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:
(2)	Form, Schedule or Registration Statement No.:
(3)	Filing Party:
(4)	Date Filed:

Copies of all communications to:
Ira I. Roxland, Esq.
Sonnenschein Nath & Rosenthal LLP
1221 Avenue of the Americas
New York, New York 10020
Tel: (212) 768-6700
Fax: (212) 768-6800

MEDIS TECHNOLOGIES LTD.

______________________

Notice of Special Meeting of Stockholders
To be Held on December 23, 2008

______________________

To the Stockholders of Medis Technologies Ltd.:

You are cordially invited to attend the Special Meeting of Stockholders of Medis Technologies Ltd.  The meeting will be held at the offices of Sonnenschein Nath & Rosenthal LLP, 1221 Avenue of the Americas, 25th Floor, New York, New York, on December 23, 2008 at 10:00 a.m., local time, for the following purposes:

1.  To approve an amendment to our Restated Certificate of Incorporation, as amended, to increase the number of authorized shares of our common stock from 57,500,000 to 75,500,000.

2.  To approve an amendment to our Restated Certificate of Incorporation, as amended, to increase the number of authorized shares of our preferred stock from 10,000 to 15,000.

3.  To consider and vote upon a proposal to amend our 2007 Equity Incentive Plan to increase the number of shares of common stock authorized thereunder from 1,500,000 to 2,300,000.

4.  To transact such other business as may properly come before the Special Meeting.

The record date for determining stockholders entitled to vote at the Special Meeting is the close of business on November 26, 2008. Whether or not you plan to attend the Special Meeting, please sign and date the enclosed proxy and promptly return it in the pre-addressed envelope provided for that purpose. Any stockholder may revoke his or her proxy at any time before the Special Meeting by giving written notice to such effect, by submitting a subsequently dated proxy or by attending the Special Meeting and voting in person.

Robert K. Lifton, Chairman

New York, New York
November 25, 2008

MEDIS TECHNOLOGIES LTD.
805 Third Avenue
New York, New York  10022
______________________

PROXY STATEMENT
FOR SPECIAL MEETING OF STOCKHOLDERS

Questions and Answers Regarding This Proxy Statement

Why are you receiving these materials?  We have sent you this proxy statement and the enclosed proxy card because our board of directors is soliciting your proxy to vote at our Special Meeting of Stockholders, including at any adjournments or postponements of the meeting.  You are invited to attend the Special Meeting to vote on the proposals described in this proxy statement.  However, you do not need to attend the Special Meeting to vote your shares.  Instead, you may simply complete, sign and return the enclosed proxy card.

What are you voting on?  There are three matters scheduled for a vote: (1) the approval of a proposed amendment to our Restated Certificate of Incorporation, as amended, to increase the authorized number of shares of common stock from 57,500,000 to 75,500,000 shares; (2) the approval of a proposed amendment to our Restated Certificate of Incorporation, as amended, to increase the authorized number of shares of preferred stock from 10,000 to 15,000 shares; and (3) the approval of an amendment to our 2007 Equity Inventive Plan to increase the number of shares of common stock authorized thereunder from 1,500,000 to 2,300,000.  We will also transact any other business that properly comes before the Special Meeting.

When is the Special Meeting and where will it be located?  The Special Meeting will take place on December 23, 2008, at 10:00 a.m., local time, at the offices of Sonnenschein Nath & Rosenthal LLP, 1221 Avenue of the Americas, 25th Floor, New York, New York.

Who is soliciting your proxy?  The proxy solicitation is being made by our board of directors.  Proxies may also be solicited by our officers and employees, but such persons will not be specifically compensated for such services.

When was the proxy statement mailed to stockholders?  We intend to mail this proxy statement and accompanying proxy card on or about December 1, 2008 to all stockholders of record entitled to vote at the Special Meeting.

What is the record date and who may attend the Special Meeting?  Our board of directors has selected the close of business on November 26, 2008 as the record date for determining the stockholders of record who are entitled to attend and vote at the Special Meeting.  This means that all stockholders of record at the close of business on November 26, 2008 may vote their shares of common stock at the Special Meeting.  If your shares are held through a broker and you would like to attend the Special Meeting, please bring a copy of your brokerage account statement reflecting your ownership of our shares on the record date or an omnibus proxy (which you can get from your broker) and we will permit you to attend the Special Meeting.

Who is paying for the solicitation of proxies?  We will pay all expenses of preparing and soliciting proxies.  We may also reimburse brokerage houses, nominees, custodians and fiduciaries for expenses in forwarding proxy materials to the beneficial owners of shares of our common stock held of record.

Who may vote at the Special Meeting?  If you are a holder of our common stock as of the close of business on the record date, you will have one vote for each share of common stock that you hold on each matter that is presented for action at the Special Meeting. If you have common stock that is registered in the name of a broker, your broker will forward your proxy materials and will vote your shares as you indicate. You may receive more than one proxy card if your shares are registered in different names or are held in more than one account.

How do you vote?  Sign and date each proxy card you receive and return it in the prepaid envelope. Stockholders who hold their shares through a bank or broker can also vote via the Internet if this option is offered by the bank or broker. Any stockholder may revoke his or her proxy, whether he or she votes by mail or the Internet, at any time before the Special Meeting by written notice to such effect received by us at the address set forth above, attn: corporate secretary, by delivery of a subsequently dated proxy or by attending the Special Meeting and voting in person.

How will your shares be voted?  All properly completed and unrevoked proxies that are received prior to the close of voting at the Special Meeting will be voted in accordance with the instructions made. If a properly executed, unrevoked written proxy card does not specifically direct the voting of shares covered, the proxy will be voted in favor of the proposals set forth in the notice attached to this proxy statement.

Abstentions will be counted in tabulations of the votes cast with respect to each of the proposals to be presented at the Special Meeting and will have the same effect as a vote AGAINST each of such proposals. “Broker non-votes” are proxies received from brokers who, in the absence of specific voting instructions from beneficial owners of shares held in brokerage name, have declined to vote such shares in those instances where discretionary voting by brokers is permitted. A broker non-vote will have the same effect as a vote AGAINST the proposed amendments to our Restated Certificate of Incorporation, as amended, and will have no effect on the outcome of the proposal to amend our 2007 Equity Incentive Plan.

Is your vote confidential?  Proxy cards, ballots and voting tabulations that identify individual stockholders are mailed or returned directly to the transfer agent and are handled in a manner that protects your voting privacy. Your vote will not be disclosed except as needed to permit the transfer agent to tabulate and certify the vote and as required by law. Additionally, all comments written on the proxy card or elsewhere will be forwarded to management. Your identity will be kept confidential, unless you ask that your name be disclosed.

What constitutes a quorum?  As of November 12, 2008, 46,082,888 shares of common stock were issued and outstanding.  We do not expect such amount to be materially different on the record date.  The common stock is our only class of securities entitled to vote, each share being entitled to one vote. The presence at the Special Meeting, in person or by proxy, of holders of a majority of the issued and outstanding shares of common stock as of the record date is considered a quorum for the transaction of business. If you submit a properly completed proxy or if you appear at the Special Meeting to vote in person, your shares of common stock will be considered part of the quorum.  Abstentions and broker non-votes will be counted as present to determine if a quorum for the transaction of business is present.  In the absence of a quorum, the Special Meeting will be adjourned.

How many votes are needed to approve each proposal?  Approval of each of the proposed amendments to our Restated Certificate of Incorporation, as amended, requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote at the Special Meeting and approval of the proposed amendment to our 2007 Equity Incentive Plan requires the affirmative vote of the holders of a majority of the shares of our common stock present, in person or by proxy, and voting on this matter at the Special Meeting.  Please note that approval by stockholders of either of the proposed amendments to our Restated Certificate of Incorporation, as amended, is not conditioned upon approval by stockholders of the other proposed amendment to our Restated Certificate of Incorporation, as amended.

How can you find out the results of the voting at the Special Meeting?  Preliminary voting results will be announced at the Special Meeting.  Final voting results will be published in our next Annual Report on Form 10-K that we are required to file with the SEC.

What if you do not agree with the result of the voting at the Special Meeting?  Stockholders are not entitled to dissenters’ or appraisal rights under Delaware law in connection with the approval or rejection of the proposed amendments to our Restated Certificate of Incorporation, as amended, or the proposed amendment to our 2007 Equity Incentive Plan.

Will other matters be voted on at the Special Meeting?  We are not aware of any matters to be presented at the Special Meeting other than the proposals described in this proxy statement. If any other matters not described in the proxy statement are properly presented at the meeting, proxies will be voted in accordance with the best judgment of the proxy holders.

PROPOSAL ONE

TO APPROVE AN AMENDMENT TO OUR
RESTATED CERTIFICATE OF INCORPORATION,  AS AMENDED,
TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF OUR COMMON STOCK

Our board of directors proposes that our stockholders consider and approve an amendment to our Restated Certificate of Incorporation, as amended, to increase the total number of authorized shares of our common stock from 57,500,000 to 75,500,000 shares.

Our company is currently authorized to issue up to 57,500,000 shares of common stock, $0.01 par value.  At November 12, 2008, there were 46,082,888 shares of common stock outstanding, and our board of directors had reserved 1,475,125 shares of common stock for issuance upon exercise of outstanding options and rights granted under our employee equity incentive plans, 3,525,294 shares of common stock for issuance upon exercise of currently outstanding warrants, and 1,996,528 shares of common stock for issuance upon the conversion of our Series A Cumulative Convertible Perpetual Preferred Stock.  Accordingly, at November 12, 2008, only 4,420,165 shares of our common stock remained unreserved and available for future issuance.

Purposes of this Proposal

The proposed amendment would increase the number of shares of common stock that we are authorized to issue from 57,500,000 shares to 75,500,000 shares.

If this proposal is approved, we may use such additional shares of common stock for, among other things:

•	raising working capital;
•	providing equity incentives to employees, officers or directors;
•	establishing strategic relationships with other companies;
•	expanding our business through acquisitions and other investment opportunities;
•	paying existing and future obligations and commitments; and
•	for general corporate purposes.

Currently, we have no definitive plans or arrangements to issue any such shares.

The holders of our common stock are not entitled to preemptive rights with respect to the issuance of additional common stock or securities convertible into or exercisable for common stock.  Stockholders should recognize that the issuance of additional shares of common stock might dilute the ownership and voting rights of stockholders and, depending upon the price at which the shares are issued, could be dilutive to existing stockholders and have a negative effect on the trading price of our common stock.

Required Vote and Board Recommendation

Our board of directors has declared the proposed amendment to be advisable and in our best interests and in the best interests of our stockholders, has unanimously approved and adopted the proposed amendment in substantially the form attached hereto as Appendix A, and is accordingly submitting the proposed amendment to our stockholders for their consideration and vote.  If the amendment is approved, it will become effective upon the acceptance for filing of a Certificate of Amendment of our Restated Certificate of Incorporation, as amended, by the Secretary of State of the State of Delaware.  If our stockholders do not approve this proposal, our ability to fund our future operations through the sale of shares of our common stock may be adversely impacted.

The affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote at the Special Meeting will be required to approve the amendment to our Restated Certificate of Incorporation, as amended.  As a result, abstentions and broker non−votes will have the same effect as “Against” votes.

Our board of directors unanimously recommends a vote FOR approval of the amendment to our Restated Certificate of Incorporation, as amended, to increase the number of authorized shares of our common stock.

PROPOSAL TWO

TO APPROVE AN AMENDMENT TO OUR
RESTATED CERTIFICATE OF INCORPORATION,  AS AMENDED,
TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF OUR PREFERRED STOCK

Our board of directors proposes that our stockholders consider and approve an amendment to our Restated Certificate of Incorporation, as amended, to increase the total number of authorized shares of our preferred stock from 10,000 to 15,000 shares.

Our company is currently authorized to issue up to 10,000 shares of preferred stock, $0.01 par value.  At November 12, 2008, there were 5,750 shares of our preferred stock, designated 7.25% Series A Cumulative Convertible Perpetual Preferred Stock, issued and outstanding.  Accordingly, at November 12, 2008, only 4,250 shares of our preferred stock remain available for future issuance.

Purposes of this Proposal and Possible Consequences

The proposed amendment would increase the number of shares of preferred stock that we are authorized to issue from 10,000 shares to 15,000 shares.  The preferred stock to be authorized would, when issued, have such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, including dividend or interest rates, conversion prices, voting rights, redemption prices, maturity dates and similar matters, as shall be expressed from time to time in the resolution or resolutions providing for the issuance of such preferred stock as adopted by our board of directors.  As such, the preferred stock would be available for issuance without further action by stockholders, except as may be required by applicable law or pursuant to the requirements of the exchange upon which our securities may then be listed.

The authorization of this type of preferred stock would give our board of directors the flexibility to issue preferred stock on such terms and conditions as our board of directors deems to be in the best interests of our company and our stockholders.  This proposal, if approved, would assure that we would have an adequate number of shares of preferred stock available to provide our board of directors with the necessary flexibility to issue preferred stock in connection with private placements or public offerings of equity securities or other financings and as consideration in share exchanges, mergers or other business combinations without the expense and delay incidental to obtaining stockholder approval of an amendment to our Restated Certificate of Incorporation, as amended, at the time of such action.

The actual effect of the issuance of any shares of preferred stock upon the rights of holders of our common stock cannot be stated until our board of directors determines the specific rights of the holders of such preferred stock.  However, the effects might include, among other things, restricting the declaration and payment of dividends on the common stock, diluting the voting power of the common stock, diluting the equity interest of the existing holders of common stock if the preferred stock is convertible into common stock, reducing the market price of the common stock, or impairing the liquidation rights of the common stock.

Any issuance of preferred stock with voting rights could, under certain circumstances, have the effect of delaying or preventing a change in control of our company by increasing the number of outstanding shares entitled to vote and by increasing the number of votes required to approve a change in control of our company.  Shares of voting or convertible preferred stock could be issued, or rights to purchase such shares could be issued, to render more difficult or discourage an attempt to obtain control of our company by means of a tender offer, proxy contest, merger or otherwise.  The ability of our board of directors to issue such additional shares of preferred stock, with the rights and preferences it deems advisable, could discourage an attempt by a party to acquire control of our company by tender offer or other means.  Such issuances could therefore deprive stockholders of benefits that could result from such an attempt, such as the realization of a premium over the market price that such an attempt could cause.  However, the increase in the number of shares of preferred stock has not been proposed for an anti-takeover-related purpose and we have no knowledge of any current efforts to obtain control of our company or to effect large accumulations of our company’s voting stock.

We do not currently have any definitive plans, arrangements or understandings with respect to the issuance of any of the proposed shares of preferred stock.

Terms of Our Series A Preferred Stock

Pursuant to the certificate of designation dated November 15, 2006, we issued in November and December 2006 5,750 shares of our 7.25% Series A Cumulative Convertible Perpetual Preferred Stock, par value $0.01 per share  (the “Series A preferred stock”), having a $10,000 liquidation preference per share.  The description of the material terms of our Series A preferred stock and the related certificate of designation set forth below is a summary, does not purport to be complete and is subject to, and is qualified in its entirety by the terms of our Series A preferred stock set forth in the related certificate of designation itself.

 The holders of the shares of Series A preferred stock have no preemptive rights or preferential rights to purchase or subscribe for stock, obligations, warrants or any other of our securities.  The shares of our Series A preferred stock are subject to mandatory conversion, as described below under ‘‘Mandatory Conversion,’’ but are not redeemable by us.

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Dividends.  Holders of the shares of our Series A preferred stock are entitled to receive, when, as and if declared by our board of directors, out of funds legally available for payment, cumulative cash dividends on each share of Series A preferred stock at the annual rate of 7.25% of the liquidation preference per share.  Dividends are payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year and are cumulative from each quarterly dividend payment date, whether or not we have funds legally available for the payment of those dividends.

The dividend rate applicable to our Series A preferred stock is subject to increase in the event we fail to pay dividends on our Series A preferred stock when due for so long as any such missed dividend payment remains unpaid.  Additional dividends will be payable to holders of our Series A preferred stock if the shelf registration statement that was filed on February 7, 2007, amended on May 1, 2007 and which was declared effective by the SEC on May 4, 2007, to cover resales of the Series A preferred stock and shares of common stock pursuant to that certain Registration Rights Agreement, dated as of November 9, 2006, by and between us and the initial purchaser of our Series A preferred stock (the “Registration Rights Agreement”), ceases to be effective or usable during the periods specified in the Registration Rights Agreement (including, without limitation, for ‘‘blackout’’ periods that exceed 90 days in the aggregate in any consecutive 365-day period), which we refer to as a registration default.  In the event of such a registration default, we will pay to each holder of shares of our Series A preferred stock registrable under the registration rights agreement, with respect to the first 90-day period immediately following the occurrence of a registration default, additional dividends on the shares of our Series A preferred stock computed by increasing the applicable dividend rate for the relevant period by 0.25% per year, and, with respect to any period subsequent to the first 90-day period, additional dividends on the shares of our Series A preferred stock computed by increasing the applicable dividend rate by a further additional 0.25% per year until all registration defaults have been cured.  Dividends payable on shares of our Series A preferred stock for any period shorter than a full quarterly period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Accumulated but unpaid dividends will not bear interest.  No dividend will be declared or paid upon, or any sum set apart for the payment of dividends upon, any outstanding share of our Series A preferred stock with respect to any dividend period unless all dividends for all preceding dividend periods have been declared and paid, or declared and a sufficient sum set apart for the payment of such dividend, upon all outstanding shares of our Series A preferred stock.  No dividends or other distributions (other than a dividend or distribution payable solely in shares of a like or junior ranking or cash in lieu of fractional shares) may be declared, made or paid, or set apart for payment, upon any parity shares or junior shares, nor may any parity shares or junior shares be redeemed, purchased or otherwise acquired for any consideration (or any money paid to or made available for a sinking fund for the redemption of any parity shares or junior shares) by us or on our behalf (except by conversion into or exchange for shares of a like or junior ranking) unless all accumulated and unpaid dividends have been or contemporaneously are declared and paid, or are declared and a sum sufficient for the payment thereof is set apart for such payment, on shares of our Series A preferred stock and any parity shares for all dividend payment periods terminating on or prior to the date of such declaration, payment, redemption, purchase or acquisition. Notwithstanding the preceding, if full dividends have not been paid on shares of our Series A preferred stock and any parity shares, dividends may be declared and paid on shares of our Series A preferred stock and such parity shares so long as the dividends are declared and paid pro rata so that the amounts of dividends declared per share on our Series A preferred stock and such parity shares will in all cases bear to each other the same ratio that accumulated and unpaid dividends per share of our Series A preferred stock and such parity share bear to each other.  Holders of shares of our Series A preferred stock will not have any right to receive dividends that we may declare on shares of our common stock. The right to receive dividends declared on shares of our common stock will be realized only after conversion of such holder’s shares of our Series A preferred stock into shares of our common stock.

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Ranking.  Shares of our Series A preferred stock, with respect to dividend rights and upon liquidation, winding up and dissolution, rank: (i) junior to all of our existing and future debt obligations; (ii) junior to any ‘‘senior shares’’ issued in the future, which would be shares of each class or series of our capital stock other than (A) shares of common stock and any other class or series of our capital stock that have terms which provide that such class or series will rank junior to the shares of our Series A preferred stock and (B) any other class or series of our capital stock that have terms which provide that such class or series will rank on a parity with the shares of our Series A preferred stock; (iii) on a parity with any ‘‘parity shares’’ issued in the future, which would be shares of any other class of our capital stock that have terms which provide that such class or series will rank on a parity with the shares of our Series A preferred stock; (iv) senior to our ‘‘junior shares,’’ which are shares of our common stock and shares of each class or series of our capital stock that have terms which provide that such class or series will rank junior to the shares of our Series A preferred stock; and (v) effectively junior to all of our subsidiaries’ (A) existing and future liabilities and (B) capital stock held by others.  For purposes of this description, the term ‘‘shares’’ includes warrants, rights, calls or options exercisable for or convertible into that type of stock. The right of holders of shares of our Series A preferred stock to receive dividend payments is subject to the rights of any holders of our senior shares and parity shares.

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Conversion Rights.  Holders of shares of our Series A preferred stock may, at any time, convert their shares of our Series A preferred stock into fully paid and nonassessable shares of our common stock at a conversion rate of 347.2222 shares of common stock for each share of Series A preferred stock.  Except with respect to certain excepted transactions, the conversion rate for our Series A preferred stock is subject to adjustment under certain circumstances, including if: (i) we issue shares of our common stock as a dividend or distribution on shares of our common stock, or effect a share split or share combination; (ii) we issue to substantially all holders of shares of our common stock any rights, warrants or options entitling them for a period of not more than 60 days to subscribe for or purchase shares of our common stock, or securities convertible into shares of our common stock, at a price per share or a conversion price per share less than the last reported sale price of shares of our common stock on the trading day immediately preceding the day on which such issuance is announced; (iii) we distribute shares of our capital stock, evidences of indebtedness or other assets or property of ours to all or substantially all holders of shares of our common stock (excluding issuances described in subsections (i) and (ii) above or subsection (iv) below); (iv) we make cash dividends or distributions to all or substantially all holders of shares of our common stock; or (v) we or any of our subsidiaries purchase shares of our common stock pursuant to a tender offer or exchange offer which involves an aggregate consideration for each share purchased that exceeds the last reported sale price of shares of our common stock on the trading day immediately after the last date on which tenders or exchanges may be made pursuant to the tender offer or exchange offer; provided, that we will not make any adjustments to the conversion rate if holders of shares of our Series A preferred stock participate in any of the transactions described in subsections (i) through (v) above, based on the conversion rate then in effect.  In addition, in the event we consummate a transaction in which we consolidate with or merge with or into another person or another person merges with or into us or we sell, assign, transfer, lease (other than pursuant to an operating lease entered into in the ordinary course of business), convey or otherwise dispose of all or substantially all our assets and the assets of certain of our subsidiaries, taken as a whole, to another person and, in the case of any such merger or consolidation, our securities that are outstanding immediately prior to such transaction and which represent 100% of the aggregate voting power of our voting stock are changed into or exchanged for cash, securities or property, unless pursuant to such transaction such securities are changed into or exchanged for, in addition to any other consideration, securities of the surviving person that represent, immediately after such transaction, at least a majority of the aggregate voting power of the voting stock of the surviving person (a “Fundamental Change Transaction”), the conversion rate applicable to shares of our Series A preferred stock surrendered for conversion in connection with such Fundamental Change Transaction, may be increased, as determined by reference to a specified formula, to the extent that any of the consideration for shares of our common stock (other than cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights) in such Fundamental Change Transaction consists of cash or property, or of securities that are not traded or scheduled to be traded immediately following such transaction on a U.S. national securities exchange, including The Nasdaq Global Market.  Holders of shares of our Series A preferred stock who convert their shares into shares of our common stock will not be entitled to, nor will the conversion rate be adjusted for, any accumulated and unpaid dividends.  Instead, accumulated dividends, if any, will be canceled.  No holder of our Series A preferred stock will be entitled to receive shares of our common stock upon conversion to the extent (but only to the extent) that such receipt would cause such converting holder to become, directly or indirectly, a ‘‘beneficial owner’’ (within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder) of more than 9.9% of the shares of common stock outstanding at such time.

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Mandatory Conversion.  At any time on or after November 20, 2009, we may at our option cause the shares of our Series A preferred stock to be automatically converted into that number of shares of our common stock for each Series A preferred share equal to the then prevailing conversion rate.  We may exercise this right only if the closing price of our common stock equals or exceeds 150% of the then prevailing conversion rate for at least 20 trading days in any consecutive 30-day trading period, including the last trading day of such 30-day period, ending on the trading day prior to our issuance of a press release announcing the mandatory conversion as described below.   We may not authorize, issue a press release or give notice of any mandatory conversion unless, prior to giving the notice of mandatory conversion, all accumulated and unpaid dividends on shares of our Series A preferred stock for periods ended prior to the date of such notice of mandatory conversion have been paid.  In addition to the mandatory conversion provision described above, if there are fewer than 250 shares of our Series A preferred stock outstanding, we may, at any time on or after November 20, 2009, at our option, cause the shares of our Series A preferred stock to be automatically converted into that number of shares of common stock calculated pursuant to the then prevailing conversion rate.  We may exercise this right regardless of the price of our common stock.

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Repurchase.   Upon the occurrence of certain fundamental changes affecting our company, including (i) a change of  ownership of our securities representing 50% or more of the total voting power of all classes of our capital stock then outstanding and normally entitled to vote in the election of directors, (ii) a change in the composition of our board of directors such that during any two consecutive years, individuals who at the beginning of such period constituted our board of directors ceased for any reason to constitute a majority of our board of directors then in office, (iii) the termination of trading of our common stock, which is deemed to have occurred if shares of our common stock are neither quoted on The Nasdaq Global Market nor approved for trading or quoted on any other U.S. securities exchange or another established over-the-counter trading market in the United States, or (iv) a Fundamental Change Transaction, holders of our Series A preferred stock will have the right to require us to repurchase all or a portion of such shares of our Series A preferred stock, but only from funds legally available for such repurchase, at a repurchase price equal to 100% of the liquidation preference of the shares of our Series A preferred stock to be repurchased plus any accrued and unpaid dividends to, but excluding, the repurchase date.  This right to demand repurchase will be subject to any obligation of ours to repay or repurchase any indebtedness or senior shares, if any, in connection with a fundamental change, and to any contractual restrictions then contained in our indebtedness or relating to our senior shares.  We may, at our option, elect to pay the repurchase price in cash or in shares of our common stock valued at a discount of 5% from the market price of shares of our common stock, or any combination thereof.  However, notwithstanding the foregoing, holders of shares of our Series A preferred stock will not have the right to require us to repurchase any shares of our Series A preferred stock, if either (A) the last reported sale price of shares of our common stock for any five trading days within the 10 consecutive trading days ending immediately before the later of the fundamental change or the public announcement thereof, equals or exceeds 105% of the applicable conversion rate of the shares of our Series A preferred stock immediately before the fundamental change or the public announcement thereof; (B) all of the consideration, excluding cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights, in the transaction or transactions constituting the fundamental change consists of shares of capital stock traded on a U.S. national securities exchange, including The Nasdaq Global Market, or which will be so traded or quoted when issued or exchanged in connection with a fundamental change (these securities being referred to as ‘‘publicly traded securities’’) and, as a result of this transaction or transactions, shares of our Series A preferred stock become convertible into such publicly traded securities; or (C) in the case of clause (iv) above, the transaction is effected solely to change our jurisdiction of incorporation and results in a reclassification, conversion or exchange of our outstanding shares of common stock solely into shares of common stock of the surviving entity.  The fundamental change repurchase provision of the shares of our Series A preferred stock may, in certain circumstances, make more difficult or discourage a takeover of our company. The fundamental change repurchase feature, however, is not the result of our knowledge of any specific effort to accumulate shares of our common stock, to obtain control of us by means of a merger, tender offer solicitation or otherwise or by management to adopt a series of anti-takeover provisions. Instead, the fundamental change repurchase feature is a term contained in many convertible securities similar to our Series A preferred stock.

•
Voting Rights.  Holders of shares of our Series A preferred stock will not have any voting rights except as described below.  Whenever (i) dividends on any shares of our Series A preferred stock or any other class or series of stock ranking on a parity with the shares of our Series A preferred stock with respect to the payment of dividends shall be in arrears for dividend periods, whether or not consecutive, containing in the aggregate a number of days equivalent to six calendar quarters or (ii) we fail to pay the repurchase price, plus accrued and unpaid dividends, if any, on the fundamental change repurchase date for shares of our Series A preferred stock following a fundamental change, then, in each case, the holders of shares of our Series A preferred stock (voting separately as a class with all other series of other preferred stock on parity with our Series A preferred stock upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two directors, in addition to those directors on the board of directors at such time, at the next annual meeting of stockholders and each subsequent meeting until the repurchase price or all dividends accumulated on shares of our Series A preferred stock have been fully paid or set aside for payment.  The term of office of all directors elected by the holders of shares of our Series A preferred stock will terminate immediately upon the termination of the right of the holders of shares of our Series A preferred stock to vote for directors.  Each holder of our Series A preferred stock will have one vote for each share held of our Series A preferred stock.  So long as any shares of our Series A preferred stock remain outstanding, we will not, without the consent of the holders of at least two-thirds of the shares of our Series A preferred stock outstanding at the time, voting separately as a class with all other series of preferred stock on parity with our Series A preferred stock upon which like voting rights have been conferred and are exercisable, issue or increase the authorized amount of any class or series of shares ranking senior to the outstanding shares of our Series A preferred stock as to dividends or upon liquidation.  In addition, we will not amend, alter or repeal provisions of our certificate of incorporation, including the certificate of designation relating to our Series A preferred stock, whether by merger, consolidation or otherwise, so as to adversely amend, alter or affect any power, preference or special right of the outstanding shares of our Series A preferred stock or the holders thereof without the affirmative vote of not less than two-thirds of the issued and outstanding shares of our Series A preferred stock; provided, however, that any increase in the amount of the authorized shares of common stock or authorized preferred stock or the creation and issuance of other series of shares of common stock or preferred stock ranking on a parity with or junior to the shares of our Series A preferred stock as to dividends and upon liquidation will not be deemed to adversely affect such powers, preference or special rights.

•
Liquidation Preference.  Upon any voluntary or involuntary liquidation, dissolution or winding up of our company resulting in a distribution of assets to the holders of any class or series of our capital stock, each holder of shares of our Series A preferred stock will be entitled to payment out of our assets available for distribution of an amount equal to the liquidation preference per share of Series A preferred stock held by that holder, plus all accumulated and unpaid dividends on those shares to the date of that liquidation, dissolution, or winding up, before any distribution is made on any junior shares, including shares of our common stock, but after any distributions on any of our indebtedness or senior shares.  After payment in full of the liquidation preference and all accumulated and unpaid dividends to which holders of shares of our Series A preferred stock are entitled, such holders will not be entitled to any further participation in any distribution of our assets.  If, upon any voluntary or involuntary liquidation, dissolution or winding up of our company, the amounts payable with respect to shares of our Series A preferred stock and all other parity shares are not paid in full, holders of shares of our Series A preferred stock and holders of the parity shares will share equally and ratably in any distribution of our assets in proportion to the liquidation preference and all accumulated and unpaid dividends to which each such holder is entitled.

Required Vote and Board Recommendation

Our board of directors has declared the proposed amendment to be advisable and in our best interests and in the best interests of our stockholders, has unanimously approved and adopted the proposed amendment in substantially the form attached hereto as Appendix A, and is accordingly submitting the proposed amendment to our stockholders for their consideration and vote.  If the amendment is approved, it will become effective upon the acceptance for filing of a Certificate of Amendment of our Restated Certificate of Incorporation, as amended, by the Secretary of State of the State of Delaware.  If our stockholders do not approve this proposal, our ability to fund our future operations through the sale of shares of our preferred stock may be adversely impacted.

The affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote at the Special Meeting will be required to approve the amendment to our Restated Certificate of Incorporation, as amended.  As a result, abstentions and broker non−votes will have the same effect as “Against” votes.

Our board of directors unanimously recommends a vote FOR approval of the amendment to our Restated Certificate of Incorporation, as amended, to increase the number of authorized shares of our preferred stock.

PROPOSAL THREE

TO APPROVE AN AMENDMENT TO OUR 2007 EQUITY INCENTIVE PLAN
TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK
AUTHORIZED FOR GRANT UNDER THE PLAN

Our 2007 Equity Incentive Plan was amended by our board of directors on November 14, 2008 to increase the number of shares of common stock authorized under the plan from 1,500,000 to 2,300,000, subject to the approval of our stockholders. We believe that we have been successful in the past in attracting and retaining qualified employees, officers and directors in part because of our ability to offer such persons options to purchase common stock and other equity awards and the increase is necessary for us to continue to attract and retain qualified employees, officers and directors.

For a description of the 2007 Equity Incentive Plan and the securities that may be granted thereunder, including the tax status of awards thereunder, see the section of this proxy statement entitled “Employee Benefit Plans–2007 Equity Incentive Plan”.

At November 12, 2008, in addition to our chairman, our president and chief executive officer and our deputy chairman and executive vice president, there were approximately 132 of our employees (including 6 officers) as well as approximately 17 non-employee directors and consultants participating or eligible to participate in our 2007 Equity Incentive Plan.

Assuming approval of this proposed amendment to our 2007 Equity Incentive Plan and after giving effect thereto, as of the record date, approximately 800,000 shares would be available for future grants under our 2007 Equity Incentive Plan. No determinations have been made regarding the persons to whom grants will be made in the future under our 2007 Equity Incentive Plan or the terms of such grants.

The affirmative vote of the holders of a majority of the shares of our common stock present, in person or by proxy, and voting on this matter at the Special Meeting is required for approval of this amendment to the 2007 Equity Incentive Plan.

Our board of directors unanimously recommends a vote FOR approval of the amendment to the 2007 Equity Incentive Plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

The following table sets forth certain information regarding ownership of our common stock as of November 12, 2008 by:

•	all those known by us to be beneficial owners of five percent or more of our common stock;
•	each of our current directors;
•	each of our executive officers named in the summary compensation table contained in this proxy statement; and
•	all of our current directors and executive officers as a group.

The amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has the right to acquire beneficial ownership within 60 days of November 12, 2008. Under these rules more than one person may be deemed a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.

Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them. Additionally, unless otherwise indicated, the address of each beneficial holder of our common stock is our corporate address.

Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Ownership Percentage
Israel Aerospace Industries Ltd. (1)	5,516,457	12.0
BlackRock, Inc. (2)	4,289,468	9.3
Invesco Ltd. (3)	2,603,696	5.7
CVF, LLC (4)	2,317,959	5.0

Robert K. Lifton (5)	4,151,344	9.0
Howard Weingrow (6)	3,425,316	7.4
Jose Mejia (7)	—	*
Jacob S. Weiss (8)	197,000	*
Israel Fisher (9)	38,000	*
Amos Eiran (10)	18,000	*
Zeev Nahmoni (11)	20,746	*
Mitchell H. Freeman (12)	84,256	*
Steve M. Barnett (13)	85,663	*
Daniel A. Luchansky (14)	55,800	*
Barry Newman (15)	42,975	*
Andrew A. Levy (16)	16,875	*
All current directors and executive officers as a group (12 persons) (17)	8,135,975	17.6
__________________
* Represents beneficial ownership of less than 1%.

(1)	Voting control of Israel Aerospace is held by the State of Israel. Israel Aerospace’s address is Ben Gurion International Airport, Tel Aviv 70100, Israel.

(2)
Based on a Schedule 13G filed with the SEC on November 10, 2008, which BlackRock, Inc. (“BlackRock”) filed on behalf of itself and its investment advisory subsidiaries, the following investment advisory subsidiaries of BlackRock hold certain shares of our common stock: BlackRock Advisors LLC; BlackRock Asset Management U.K. Limited; BlackRock Investment Management, LLC; BlackRock (Channel Islands) Ltd.; and BlackRock Investment Management UK Ltd. BlackRock’s address is 40 East 52nd  Street, New York, New York 10022.

(3)
Based on a Schedule 13G filed with the SEC on February 14, 2008, which Invesco Ltd. (“Invesco”) filed on behalf of itself and its subsidiaries, the following subsidiaries of Invesco hold certain shares of our common stock: PowerShares Capital Management LLC; and PowerShares Capital Management Ireland Ltd. Invesco’s address is 1360 Peachtree Street NE, Atlanta, Georgia 30309.

(4)
Based on a Schedule 13D filed with the SEC on September 2, 2003, a Form 4 filed with the SEC on November 17, 2003 and other information known to us, CVF, LLC, Richard C. Goodman, Longview Management Group, LLC, James A. Star, The Edward Memorial Trust and Geoffrey F. Grossman, not individually, but as trustee of The Edward Memorial Trust, have shared voting power and shared dispositive power of such shares of common stock. These shares are held of record by CVF. Based on such filings:

•	Richard C. Goodman is the Executive Manager of CVF;
•	Longview Management Group, LLC manages investment accounts for CVF and exercises voting and dispositive control over the securities held by CVF;
•	James A. Star is president of Longview Management Group;
•	The Edward Memorial Trust is a majority equity owner of Longview Management Group; and
•	Geoffrey F. Grossman is the trustee of The Edward Memorial Trust.
•	The address of CVF is 222 N. LaSalle Street, Suite 2000, Chicago, Illinois 60601.

(5)
Includes 50,000 restricted shares granted to Mr. Lifton which vested in full on July 17, 2008, as well as 1,218,741 shares of our common stock held by Stanoff Corporation, which is beneficially owned by Messrs. Lifton and Weingrow.

(6)
Includes 50,000 restricted shares granted to Mr. Weingrow which vested in full on July 17, 2008, as well as 1,218,741 shares of our common stock held by Stanoff Corporation, which is beneficially owned by Messrs. Lifton and Weingrow.

(7)
Does not include 250,000 shares of our common stock underlying options and 125,000 shares of our common stock underlying warrants, which were granted to Mr. Mejia upon commencement of his employment as our President and Chief Executive Officer on September 19, 2008, and which will vest and become exercisable over a three-year period, commencing on September 19, 2009.

(8)	Includes options to acquire 85,000 shares of our common stock and 92,000 restricted shares granted to Mr. Weiss, which vest between November 3, 2008 and June 25, 2009.

(9)	Represents restricted shares granted to Mr. Fisher, which vest between November 3, 2008 and June 25, 2009.

(10)	Represents options to acquire shares of our common stock.

(11)	Includes options to acquire 18,000 shares of our common stock.

(12)	Includes options to acquire 59,000 shares of our common stock and 25,256 restricted shares granted to Mr. Freeman, which vest on August 20, 2009.

(13)	Includes options to acquire 39,000 shares of our common stock and 17,663 restricted shares granted to Mr. Barnett, which vest on August 20, 2009.

(14)	Includes options to acquire 24,000 shares of our common stock and 31,800 restricted shares granted to Mr. Luchansky, which vest on August 20, 2009.

(15)
Includes 16,875 restricted shares granted to Mr. Newman, which vest on August 20, 2009, and 13,100 shares held by the Lehman, Newman & Flynn Profit Sharing Plan, and 2,000 shares held by a limited partnership of which Mr. Newman owns a limited partnership interest. Mr. Newman disclaims beneficial ownership except to the extent of his pecuniary interest therein.

(16)	Represents restricted shares granted to Mr. Levy, which vest on August 20, 2009.

(17)	Includes options to acquire 243,000 shares of our common stock.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

This compensation discussion and analysis describes the material elements of the compensation awarded to, earned by, or paid to our officers who are considered to be “named executive officers” during our last fiscal year. Named executive officers consist of the individual who served as our principal executive officer in 2007, the individual who served as our principal financial officer in 2007 and our two other executive officers serving at the end of 2007. For purposes of this proxy statement, “named executive officers” refers to: Robert K. Lifton, our Chairman and former Chief Executive Officer (principal executive officer); Israel Fisher, our Senior Vice President-Finance and Chief Financial Officer (principal financial officer); Howard Weingrow, our Deputy Chairman and Executive Vice President; and Jacob Weiss, our Executive Vice President and former President.  We do not have any other officers who would be a candidate for inclusion as a “named executive officer” in this proxy statement.

Our compensation programs are intended to:

•	Attract, motivate and retain superior talent;
•	Encourage high performance and promote accountability; and
•	Ensure that the executive officers have financial incentives to achieve substantial growth in stockholder value.

To achieve these objectives, the Compensation Committee of our board of directors, which currently consists of three independent members of our board of directors, Steve M. Barnett, Mitchell H. Freeman and Andrew A. Levy, implements and maintains compensation plans and policies that ensure that executive compensation is fair, reasonable and competitive, and that reward executives’ contributions to our overall short and long-term growth, all while being mindful of the expenses needed to complete development or commercialization of our products as well as our historic and current lack of material revenues. We have historically used short-term compensation (base salaries and, in limited instances, cash bonuses) and long-term incentive compensation in the form of stock options to achieve our goal of driving long-term growth.  Recently, since the adoption of our 2007 Equity Incentive Plan, we added to this mix the grant of restricted share awards and/or other stock-based awards.

The compensation of our executive officers and other employees is primarily composed of base salaries and long-term equity incentives in the form of stock options, restricted stock awards and other stock-based awards, as well as other benefits for our Israeli-based executive officers. For 2007, compensation for our officers and other employees, including our named executive officers, was determined first by considering our overall financial position in light of any recent capital raises and the state of the programs to develop or commercialize our products. We would then, with respect to each officer and other employee, consider individual performance, level of responsibility, and skills and experience, taking into account the anticipated level of difficulty in replacing such officers and employees with persons of comparable experience, skill and knowledge.

Our Compensation Committee performed in 2007 its first review of our compensation policies, including policies and strategies relating to executive compensation, such as the appropriate mix of base salary, bonuses and long-term incentive compensation, as well as tax and other jurisdictional issues that relate to a significant number of our employees, including named executive officers, being residents of the State of Israel. The Compensation Committee determined, based on this review, to not make any material changes to our compensation policies for 2008, but will continue to monitor such policies and adopt or implement changes from time to time that it deems appropriate.

Our Compensation Committee is also charged with reviewing and approving our equity incentive plans, as well as any other compensation plan or arrangement available to our named executive officers and other officers and employees. It has not adopted any formal or informal policies or guidelines for allocating compensation between long-term and currently paid out compensation, between cash and non-cash compensation, or among different forms of compensation. This is due to the small size of our executive team and the need to tailor each executive’s award to attract and retain that executive. We have not historically identified a set of peer companies against which we benchmark compensation, and we have not yet determined if we will so identify a set of peer companies in 2008.

The individual compensation of non-executive officers and other employees are determined by our executive officers or non-executive officers, depending on the employee, based upon a range of percentage increases previously determined by our Compensation Committee. Furthermore, these same executive officers and non-executive officers make recommendations with respect to stock-based awards to people at these levels, which are then submitted to our Compensation Committee for final determination. The Compensation Committee determines the compensation of our named executive officers in executive session.

In 2007, our Compensation Committee retained Watson Wyatt Worldwide, a leading human resource and compensation consulting firm, as our compensation consultant, to, among other things, review our policies and procedures with respect to executive compensation. We did not adopt or implement any significant changes to our compensation policies as a result of our retention of Watson Wyatt Worldwide.

Elements of Compensation

In furtherance of our general compensation philosophy, our compensation program emphasizes long-term incentives, such as stock options and more recently, restricted stock,  as a major component of total compensation in order to more closely align the interests of executives with the interests of our stockholders, to increase the total mix of compensation in light of our historical lack of cash flow to pay increased base salaries and bonuses, and, with respect to stock options, to assist us with raising additional capital upon option exercises. Additionally, as part of our Compensation Committee’s review of our compensation program, we may in the future further emphasize that as an executive’s level of responsibility increases, a greater portion of the total compensation opportunity should be leveraged with stock and other performance incentives.

Base Salaries.  Base salaries for our executives are generally established based on the scope of their responsibilities, level of experience and individual performance, taking into account internal equity considerations. Base salaries are reviewed annually in accordance with each named executive officer’s compensation arrangement, and adjusted to account for individual responsibilities, performance and experience as well as our overall financial health.

Bonuses. We do not have a bonus program established for any of our officers or employees, although we pay bonuses to officers and employees on occasion. Our Compensation Committee will continue to assess the need to implement a bonus or other non-equity incentive program for our officers or employees as a means to add specific incentives towards achievement of specific company-wide or departmental goals that would be the factors in our success.

Long-Term Incentive Compensation–Equity.  We believe that long-term incentives are an integral part of the overall executive compensation program and that our long-term performance will be enhanced through the use of equity awards that reward our executives for maximizing stockholder value over time. We have historically elected to use stock options as the primary long-term equity incentive vehicle; however, since the adoption of our 2007 Equity Incentive Plan, we have granted restricted stock and may elect in the future to use other forms of stock-based awards.  We have not adopted stock ownership guidelines.

 Our 1999 Stock Option Plan authorizes us to grant options to purchase shares of common stock to our employees, directors, including independent directors, and consultants. Our Compensation Committee oversees the administration of the 1999 Option Plan. Historically, our board and Compensation Committee have made stock option grants to employees who have been employed by us for more than six months and annually thereafter, and, occasionally, following a significant change in job responsibilities or to meet other special retention or award objectives. We have also in special cases granted options upon the employment of a particular employee candidate because we determined that the grant of options upon employment is a necessary recruiting tool for such person’s acceptance of our employment offer. We do not intend to grant any further awards under our 1999 Option Plan.  Going forward, the Compensation Committee intends to continue to make annual and special grants to employees of stock options and/or other stock-based awards pursuant to our 2007 Equity Incentive Plan, subject to changes in our overall compensation philosophy or changes to our mix of compensation as determined by the Compensation Committee.

In 2007, the named executive officers were awarded stock options or restricted stock in the amounts indicated in the section entitled “Grants of Plan-Based Awards.” All stock options granted by us have been based on the closing market value of our stock as reported on The Nasdaq Global Market (and predecessor or preceding markets) on the date of grant. Stock options granted in 2006 and 2007 vest in full on the one year anniversary of the grant date, and expire four years after the date of grant.  Restricted stock granted in 2007 vest in full on the one year anniversary of the grant date.

We expect to continue to use stock options as a long-term incentive vehicle because:

•	stock options help to attract executives, and the option term helps to retain those executives;
•
the value received by the recipient of a stock option is based on the growth of the stock price; therefore, stock options enhance the executives’ incentive to increase our stock price and maximize stockholder value;

•
stock options help to provide a balance to the overall executive compensation program as base salary focuses on short-term compensation, while stock options reward executives for increases in stockholder value over the longer term; and

•	the exercise price we receive upon exercise supplements our capital raising efforts.

In addition, our Compensation Committee has in 2007 and may in the future award other forms of stock-based awards, including restricted stock. Restricted stock may be an attractive alternative or supplement to stock options because, among other things:

•	Restricted stock fosters an ownership culture and provides a similarly motivating form of incentive compensation as stock options;
•	Restricted stock retains value even in volatile markets;
•	Option grants, unlike restricted stock, can take a number of years to accrue value; and
•	Awarding restricted stock permits us to use fewer shares then options to deliver comparable value to the recipient, which reduces the potential dilution to our stockholders.

In determining the number of stock-based awards to be granted to executives, we take into account the individual’s position, scope of responsibility, ability to affect revenue and stockholder value and the value of such stock-based awards in relation to other elements of the individual executive’s total compensation. We do not review existing equity holdings of our named executive officers in determining a particular grant. All stock options and other equity awards are made by the Compensation Committee. Neither the 1999 Option Plan nor the 2007 Equity Incentive Plan provides for, nor does the Compensation Committee have a plan relating to, the grant date of individual awards, nor do we have a specific policy in place regarding the coordination of option issuances with the release of material non-public information.

Other Benefits.  Our named executive officers residing in Israel are eligible to participate in all of our employee benefit plans, such as savings plans, including the savings plans described in “—Non-Qualified Deferred Compensation” below, and long and short-term disability and life insurance, in each case on the same basis as our other Israel-based employees. We also offer to our Israeli named executive officers, as well as many of our other Israel officers and employees, additional benefits, such as an automobile allowance. The Compensation Committee believes that these perquisites for our Israel-based officers and employees are standard for, and competitive with other, high technology companies in the State of Israel. Other than in the case of our President and Chief Executive Officer, Jose Mejia, who receives a $600 monthly automobile allowance, we do not offer any of such benefits to our U.S.-based officers or employees, including U.S.-based named executive officers.

Other Compensation–Cell Kinetics Ltd.  Jacob Weiss and Israel Fisher are each executive officers, and Mitchell Freeman and Daniel Luchansky are each directors, of Cell Kinetics Ltd., which we spun off to our shareholders in a rights offering in January 2008. Cell Kinetics Ltd. does not directly pay base salary, bonus or other cash compensation to either of Jacob Weiss or Israel Fisher for services they provide to that company. All such compensation to Messrs. Weiss and Fisher is paid by us pursuant to a Services Agreement entered into between us and Cell Kinetics Ltd., a portion of which is charged as a contribution of capital from Medis to Cell Kinetics Ltd. Each of Messrs. Weiss, Fisher, Freeman and Luchansky receive long-term incentive compensation directly from Cell Kinetics Ltd., which amounts are disclosed in the applicable tables below.

Summary Compensation Table

The following table shows information regarding the compensation earned during the fiscal years ended December 31, 2006 and December 31, 2007 by our named executive officers.

Name and principal position	Year	Salary	Bonus	Option awards (1)	Stock awards (1)	All other compensation	Total

Robert K. Lifton Chairman and Chief Executive Officer (2)	2007 2006	$315,000 $295,000	— —	$447,000 $366,000	$321,000 —	— —	$1,083,000 $661,000

Israel Fisher Senior Vice President–Finance and Chief Financial Officer (3)	2007 2006	$219,000 $209,000	— $18,000 (6)	$283,000 (4) $132,000	— —	$47,000 (5) $44,000 (7)	$549,000 $403,000

Howard Weingrow Deputy Chairman and Chief Operating Officer (8)	2007 2006	$289,000 $270,000	—	$447,000 $366,000	$321,000 —	— —	$1,057,000 $636,000

Jacob S. Weiss President (9)	2007 2006	$134,000 $118,000	— —	$845,000 (10) $331,000	— —	$185,000 (11) $186,000 (12)	$1,164,000 $635,000
__________

(1)
Option awards and stock awards are based on recorded expense for the years 2006 to 2007, determined pursuant to SFAS 123(R) utilizing the assumptions discussed in Note I and Note L, respectively, to our consolidated financial statements included in our 2006 and 2007 Annual Report filed with the Securities and Exchange Commission on March 15, 2007 and on March 17, 2008, respectively.

(2)
Effective September 19, 2008, our board of directors appointed Jose Mejia as our president and chief executive officer.  Robert K. Lifton, formerly our chief executive officer, continues to serve as chairman of our board of directors.

(3)	Effective December 1, 2008, Israel Fisher will cease to be employed by us and our subsidiaries.

(4)
Includes $300 relating to expenses for the grant of options to purchase 20,000 ordinary shares of Cell Kinetics Ltd. for services Mr. Fisher provided to Cell Kinetics Ltd. as its Chief Financial Officer.

(5)
Includes: annual car allowance of $17,000; employer contribution to savings funds of approximately $18,000; and a tax gross up of $12,000 relating to the above-mentioned car allowance and other immaterial perquisites.

(6)	Such amount represents a one-time merit bonus.

(7)
Includes: annual car allowance of $17,000; employer contribution to savings funds of approximately $16,000; and a tax gross up of $11,000 relating to the above-mentioned car allowance and other immaterial perquisites.

(8)
Effective November 10, 2008, Howard Weingrow resigned as our chief operating officer and was appointed as our executive vice president. Mr. Weingrow also retains the titles of deputy chairman and treasurer.

(9)
Effective September 19, 2008, our board of directors appointed Jose Mejia as our president and chief executive officer.  Jacob S. Weiss, formerly our president, has been named executive vice president and continues to serve as a member of our board of directors. Effective December 1, 2008, Mr. Weiss will be leaving us and our subsidiaries.

(10)
Includes $1,000 recorded as expense for the grant of options to purchase 25,000 ordinary shares of Cell Kinetics Ltd. for services Mr. Weiss provided to Cell Kinetics Ltd. as its Chairman of the Board.

(11)
Includes: payments of $144,000 for consulting services to More Energy, an indirect wholly-owned subsidiary, pursuant to Mr. Weiss’ consulting contract; annual car allowance of $21,000; employer contribution to savings funds of approximately $17,000; and a tax gross up of $3,000 relating to the above-mentioned car allowance and other immaterial perquisites.

(12)
Includes: payments of $144,000 for consulting services to More Energy, an indirect wholly-owned subsidiary, pursuant to Mr. Weiss’ consulting contract; annual car allowance of $20,000; employer contribution to savings funds of approximately $19,000; and a tax gross up of $3,000 relating to the above-mentioned car allowance and other immaterial perquisites.

The amount of salary, bonus and other cash remuneration granted to the named executive officers in 2007 in proportion to total compensation is as follows: Robert K. Lifton - approximately 29%; Israel Fisher - approximately 48%; Howard Weingrow - approximately 27%; and Jacob S. Weiss - approximately 27%. The amount of salary, bonus and other cash remuneration granted to the named executive officers in 2006 in proportion to total compensation is as follows: Robert K. Lifton - approximately 45%; Israel Fisher - approximately 63%; Howard Weingrow - approximately 42%; and Jacob S. Weiss - approximately 48%. As stated earlier, we do not have any policies or guidelines for allocating compensation between cash remuneration and long-term compensation.

Employment Contracts and Termination of Employment and Change of Control Arrangements

Jose Mejia.  On September 19, 2008, we entered into an employment agreement with Jose Mejia, whereby Mr. Mejia will serve as our President and Chief Executive Officer.  The initial term of Mr. Mejia’s employment agreement expires on December 31, 2011 and, unless earlier terminated, will be automatically renewed at the end of the initial term for a period of one year and thereafter for successive one year terms until either he or we notifies the other that the employment agreement shall not be renewed.  Our employment agreement with Mr. Mejia provides that he will receive a base salary of $350,000 per year, subject to increase after the initial term in the good faith discretion of the board of directors or the Compensation Committee, in consultation with Mr. Mejia.  Commencing on and for the fiscal year ending December 31, 2009 and annually thereafter, Mr. Mejia will be eligible to receive a performance bonus, based upon our company’s level of achievement of pre-established performance goals as determined by our board of directors and the Compensation Committee, in consultation with Mr. Mejia. Under the terms of his employment agreement, Mr. Mejia will also be entitled to receive certain additional benefits and compensation, including $35,000 for relocation expenses and a $600 per month automobile allowance.  Upon entering into his employment agreement, we granted Mr. Mejia options under our 2007 Equity Incentive Plan to purchase 250,000 shares of our common stock.  Such options are exercisable at $2.38 per share, being the market price of our common stock on the grant date.  These options have a term of seven years and provide for vesting of 100,000 shares on September 19, 2009, 100,000 shares on September 19, 2010 and 50,000 shares on September 19, 2011, respectively.  We also issued warrants to Mr. Mejia to purchase 125,000 shares of our common stock at an exercise price of $2.38 per share.  These warrants have a term of seven years and provide for vesting of 50,000 shares on September 19, 2009, 25,000 shares on September 19, 2010 and 50,000 shares on September 19, 2011, respectively.  In the event of our termination of Mr. Mejia’s employment without cause (“cause” being defined to include Mr. Mejia’s (A) willful misconduct or gross negligence in performance or non-performance of his material duties, (B) continued and willful refusal promptly to follow any lawful direction of our board of directors, (C) willful misconduct or gross negligence in performance or non-performance of his duties, without regard to materiality, which in the aggregate constitutes a material non-performance under his employment agreement) or by his resignation for good reason (“good reason” being defined to include (Y) any material breach of his employment agreement by the company that is not cured within any applicable cure period, or (Z) failure of the company to assign his employment agreement to a successor to the company or failure of any such successor to the company to expressly assume and agree to be bound by his employment agreement), (i) we will be obligated to continue to pay Mr. Mejia his then current base salary for a period of twelve months after such termination or resignation, and (ii) Mr. Mejia’s options and warrants will immediately vest in full, to the extent unvested, and be fully exercisable.  Mr. Mejia’s employment agreement subjects him to non-competition and confidentiality covenants in our favor.

Israel Fisher.  We have an employment agreement with Israel Fisher. Mr. Fisher’s agreement is for a one year term expiring on March 23, 2008 with automatic one year renewal terms commencing on the expiration of such term, and expires upon 60 days written notice by either party or without notice by us if Mr. Fisher is terminated for cause. The agreement provides for an annual salary, with increases to be determined at each anniversary of the agreement by us and Mr. Fisher, which increase shall reflect, among other things, cost of living increases and increases in the consumer price index. Mr. Fisher has waived these benchmarks to determine his annual increases in salary and instead our Compensation Committee determines the increases in its discretion, as set forth above. Under the agreement, Mr. Fisher receives employee benefits that are generally available to other of our senior management employees residing in the State of Israel. The agreement also provides for 6 months salary upon notification of resignation or dismissal and upon a change of ownership of Medis El Ltd., an indirect wholly-owned subsidiary of ours, with subsequent dismissal by the new owners, which amount currently equals approximately $113,000. Furthermore, upon termination of employment, Mr. Fisher is entitled to severance payments governed by Israeli law, equal to his most recent monthly salary multiplied by the number of years of employment (as of December 31, 2007, over 15 years). As of December 31, 2007, this would have resulted in a payment to Mr. Fisher of $289,000. Effective December 1, 2008, this agreement will terminate.

Jacob S. Weiss.  We have an employment agreement with Jacob Weiss. Mr. Weiss’ agreement expires upon 30 days written notice by either party or without notice by us if Mr. Weiss is terminated for cause. The agreement provides for an annual salary, with increases to be discussed by the parties after the end of each year’s term, which increases shall reflect, among other things, cost of living increases and increases in the consumer price index. Mr. Weiss has waived these benchmarks to determine his annual increases in salary and instead our Compensation Committee determines the increases in its discretion, as set forth above. Under the agreement, Mr. Weiss receives employee benefits that are generally available to other of our senior management employees residing in the State of Israel. Upon termination of employment, Mr. Weiss is entitled to severance payments governed by Israeli law, equal to his most recent monthly salary multiplied by the number of years of employment (as of December 31, 2007, over 7 years). As of December 31, 2007, this would have resulted in a payment to Mr. Weiss of $90,000. Effective December 1, 2008, this agreement will terminate.

Mr. Weiss also provided consulting services to More Energy, an indirect wholly-owned subsidiary, pursuant to a consultancy agreement dated as of January 1, 2003 between More Energy and a corporation majority-owned by Mr. Weiss. The agreement terminated in accordance with its terms on December 31, 2007. The agreement provided for payment to the consultant of a monthly retainer of $12,000, reimbursement of business expenses and any applicable value added tax. There are no severance or change of control provisions in the consultancy agreement.  We have for 2008 increased the total annual compensation payable to Mr. Weiss under his employment agreement in an amount equal to the monthly retainer he would have received had the consultancy agreement continued through 2008.

Robert K. Lifton and Howard Weingrow.  We have entered into consulting agreements with each of Robert K. Lifton and Howard Weingrow. Each agreement was for a two year term which commenced January 2, 2000, with automatic yearly renewal terms commencing upon the expiration of each such term. The agreements each provide for annual retainers to be paid monthly and reimbursement of any business expenses incurred in the performance of services under the agreement. The annual retainers are subject to review by mutual agreement between the parties prior to the beginning of each renewal term. Commencing in 2008, Mr. Lifton received an annual retainer of $329,000 and Mr. Weingrow received an annual retainer of $327,000. On November 10, 2008, however, we and each of Messrs. Lifton and Weingrow agreed to reduce the amount of such annual retainer payable to Messrs. Lifton and Weingrow to $240,000 each. Each agreement further provides that either the consultant or we may terminate the agreement upon thirty days prior written notice if there is a material breach of the agreement and there was an opportunity to cure the breach. Each agreement subjects the consultant to a non-competition covenant in our favor. There are no severance or change of control provisions in Messrs. Lifton’s and Weingrow’s consultancy agreements.

Effect of Termination or Change of Control on Outstanding Stock Options.  All of our named executive officers have been awarded options to purchase shares of our common stock under our 1999 Stock Option Plan. Furthermore, our named executive officers have been awarded options to purchase shares of our common stock and/or restricted stock under our 2007 Equity Incentive Plan. See “Employee Benefit Plans” for information on termination provisions under our 1999 Stock Option Plan and our 2007 Equity Incentive Plan, which apply to all of our employees and officers, including our named executive officers. Our 1999 Stock Option Plan and our 2007 Equity Incentive Plan each contain change of control provisions as described under “Employee Benefit Plans.”

Grants of Plan-Based Awards

Our Compensation Committee granted in 2007 restricted stock to Messrs. Lifton and Weingrow, pursuant to our 2007 Equity Incentive Plan, and stock options to Mr. Fisher pursuant to our 1999 Stock Option Plan and to Mr. Weiss pursuant to both our 1999 Stock Option Plan and 2007 Equity Incentive Plan. The options have an exercise price equal to the closing price of our common stock on the date of grant and, accordingly, will have value only if the market price of our common stock increases after that date. The stock options and restricted stock granted in 2007 vest in full one year after the grant date. For a description of the 1999 Option Plan and the 2007 Equity Incentive Plan, see “Employee Benefit Plans.”

Messrs. Weiss and Fisher also received in 2007, in their respective capacities as Chairman and Chief Financial Officer of Cell Kinetics Ltd., options to purchase the ordinary shares of Cell Kinetics Ltd. pursuant to the Cell Kinetics 2007 Equity Incentive Plan, which are included in the table below. The terms of the Cell Kinetics 2007 Equity Incentive Plan are substantially similar to our 2007 Equity Incentive Plan.

The named executive officers were awarded the number of stock options shown in the table below.

		Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date	Threshold	Target		Maximum	Exercise or Base Price of Option Awards (1)		Grant Date Fair Value of Stock and Option Award (2)

Robert K. Lifton	7/17/07	—	50,000		—	—		$710,000

Israel Fisher	6/4/07	—	30,000		—	$14.90		$214,000
	10/1/07	—	20,000	(3)	—	$0.30	(3)	$2,000	(3)
Howard Weingrow	7/17/07 (3)	—	50,000		—	—		$710,000

Jacob S. Weiss	6/4/07	—	65,000		—	$14.90		$464,000
	8/9/07	—	85,000		—	$11.19		$456,000
	10/1/07 (3)	—	25,000	(3)	—	$0.30	(3)	$3,000	(3)
__________
(1)	Amounts are equal to the closing price of our common stock on each respective date of grant.

(2)
Valuation of awards is based on the grant date fair value of the awards, determined pursuant to SFAS 123(R) utilizing the assumptions discussed in Note I and Note L, respectively, to our consolidated financial statements included in our 2006 and 2007 Annual Reports filed with the Securities and Exchange Commission on March 15, 2007 and on March 17, 2008, respectively.

(3)	Represents options to purchase the ordinary shares of Cell Kinetics Ltd.

Outstanding Equity Awards at Fiscal Year-End

The following table presents the outstanding equity awards held by each of the named executive officers as of the end of the fiscal year ended December 31, 2007. Except as otherwise indicated below, each option granted to the named executive officers has a term of four years and vests in full one year after the grant date. All of the below-listed options to purchase Medis common stock were granted under the terms of our 1999 Stock Option Plan, except for one grant of options to purchase 85,000 shares of our common stock to Jacob Weiss, and all of the below-listed restricted shares were granted under the terms of our 2007 Equity Incentive Plan.

Messrs. Weiss and Fisher also received in 2007, in their respective capacities as Chairman and Chief Financial Officer of Cell Kinetics Ltd., options to purchase the ordinary shares of Cell Kinetics Ltd. pursuant to the Cell Kinetics 2007 Equity Incentive Plan, which are included in the table below.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested
Robert K. Lifton	35,000 (1)		$13.08	11/3/2008
	60,000 (2)		14.93	8/26/2009
	80,000 (3)		20.98	7/18/2010
					50,000 (4)	$772,000

Israel Fisher	15,000 (1)		$13.08	11/3/2008
	20,000 (2)		14.93	8/26/2009
	30,000 (3)		20.98	7/18/2010
		30,000 (5)	14.90	6/4/2011
		20,000 (6)	0.30	10/1/2011

Howard Weingrow	31,000 (1)		$13.08	11/3/2008
	60,000 (2)		14.93	8/26/2009
	80,000 (3)		20.98	7/18/2010
					50,000 (4)	$772,000

Jacob S. Weiss	35,000 (1)		$13.08	11/3/2008
	55,000 (2)		14.93	8/26/2009
	75,000 (3)		20.98	7/18/2010
		65,000 (5)	14.90	6/4/2011
		85,000 (7)	11.19	8/9/2011
	6,250 (8)	18,750 (8)	0.30	10/1/2011
 __________
(1)	The options were fully vested on November 3, 2005.
(2)	The options were fully vested on August 26, 2006.
(3)	The options were fully vested on July 18, 2007.
(4)	The restricted shares will be fully vested on July 17, 2008.
(5)	The options will be fully vested on June 4, 2008.
(6)	Represents options to purchase the ordinary shares of Cell Kinetics Ltd. The options will vest in three equal annual installments commencing on October 1, 2008.
(7)	The options will be fully vested on August 9, 2008.
(8)	Represents options to purchase the ordinary shares of Cell Kinetics Ltd. The options vest in four equal quarterly installments, with the first installment having vested on December 31, 2007.

Option Exercises and Stock Vested

None of our named executive officers exercised any options in 2007, or owned any restricted stock that had vested in 2007.

Pension Benefits

We do not sponsor any retirement plans or defined benefit plans.

Non-Qualified Deferred Compensation

We offer our Israeli employees, including Messrs. Fisher and Weiss, our two Israeli-based named executive officers, savings plans that give officers and employees the option to make payroll deductions which are then, along with a matching amount we pay equal to a statutory percentage of the employee’s salary, deposited with one or more third party insurance company administrators. Upon retirement (as defined in applicable Israeli tax regulations) and subject to applicable Israeli tax and other regulations governing these savings plans, each of such officers and employees are entitled to payment out of such savings fund accounts equal to the aggregate amount contributed by the employee through payroll deductions, the aggregate matching amount we contributed and other statutory amounts we may be required to contribute upon retirement, and any other amounts contributed by any other previous employers of the employee. Such amounts are payable in accordance with the rules of the administrator of each fund, and may be a lump-sum payment upon retirement and/or monthly payments thereafter. Monthly payment amounts are not determinable at retirement.

Name	Executive Contribution in Last Fiscal Year	Registrant Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year	Aggregate Withdrawals/Distributions	Aggregate Balance at Last Fiscal Year End (1)

Robert K. Lifton	—	—	—	—	—

Israel Fisher	$8,000	$18,000 (2)	(3)	—	$651,000 (4)

Howard Weingrow	—	—	—	—	—

Jacob S. Weiss	$8,000	$17,000 (2)	(3)	—	$174,000 (5)
 __________
(1)	Estimated based on information made available to us by the administrators of such savings funds and other information available to us.

(2)	Such amounts are also reported in the column entitled “All Other Compensation” in the Summary Compensation Table earlier in this Compensation Discussion and Analysis.

(3)	The administrators of the savings funds do not make available such information and we are unable to obtain accurate information regarding such earnings.

(4)	Of such amount, $268,500 was reported as compensation to Mr. Fisher in our Summary Compensation Table for each of the years 1999 - 2007.

(5)	Of such amount, $111,000 was reported as compensation to Mr. Weiss in our Summary Compensation Table for each of the years 2001 - 2007.

Director Compensation

The compensation and benefits for service as a member of the board of directors is determined by the Compensation Committee of our board of directors. Directors employed by us are not compensated for service on the board or on any committee of the board; however, we reimburse each of our directors for any out-of-pocket expenses in connection with attending meetings of our board of directors and committees of our board of directors. The Compensation Committee approved a compensation plan for our non-employee directors. As of January 2007, non-employee directors are entitled to receive $1,500 for each board of directors meeting attended, and members of our Audit Committee and Compensation Committee are each entitled to receive $2,000 for each committee meeting attended. Furthermore, directors are entitled to receive reimbursement for travel, lodging and a flat per diem of $85 for each board or committee meeting attended out of town. Directors of Cell Kinetics are entitled to receive $750 for each board of directors meeting attended for that company.

Non-employee directors are entitled to participate in both our 1999 Stock Option Plan and 2007 Equity Incentive Plan. Furthermore, our directors who are also directors of Cell Kinetics Ltd. are eligible to participate in that company’s 2007 Equity Incentive Plan for services rendered to it. While we have no formal policy with respect to the awarding of stock options to non-employee directors, we have granted stock options to non-employee directors upon their first election or appointment to the board of directors and we may do so for and upon any future new appointments to our board. In addition, each person who was already serving as a non-employee member of the board of directors and will continue to serve on the board of directors is typically granted stock options on an annual basis. These options have an exercise price per share equal to the closing price of our common stock on the date of grant and, like options granted to officers and employees, in recent years have vested in full on the one year anniversary of the grant date.  The following table sets forth a summary of the compensation we paid to our non-employee directors in 2007:

Name (1)	Fees Earned or Paid in Cash	Option Awards (2)		All Other Compensation		Total
Amos Eiran	$6,000	$57,000		$18,000	(3)	$81,000
Zeev Nahmoni	$6,000	$57,000		—		$63,000
Philip Weisser	$10,000	$111,000		—		$121,000
Jacob E. Goldman	$26,000	$180,000		—		$206,000
Mitchell H. Freeman	$26,000	$201,000	(4)	—		$227,000
Steve M. Barnett	$16,000	$134,000		—		$150,000
Daniel A. Luchansky	$14,000	$130,000	(4)	—		$144,000
 __________
(1)
Robert K. Lifton, Howard Weingrow and Jacob S. Weiss are not included in this table as they are paid as employees and/or consultants and thus received no compensation for their services as directors. The compensation received by each of them as employees is shown above under the heading “Summary Compensation Table.”

(2)
Option awards are based on recorded expense for 2007, determined pursuant to SFAS 123(R) utilizing the assumptions discussed in Note L to our consolidated financial statements included in our 2007 Annual Report filed with the Securities and Exchange Commission on March 17, 2008. The full grant date fair value computed in accordance with SFAS 123(R) of such option awards to the named director in 2007 is as follows: Amos Eiran - $46,000; Zeev Nahmoni - $46,000; Philip Weisser - $74,000; Jacob E. Goldman - $144,000; Mitchell H. Freeman - $172,000; Steve M. Barnett - $117,000 and Daniel A. Luchansky - $101,000.  The fair value amounts for options granted to Messrs. Freeman and Luchansky each include $3,000 for the grant of options to purchase 25,000 ordinary shares of Cell Kinetics Ltd. for services each of them provided to Cell Kinetics Ltd. as a director.

(3)	Represents payment of fees to the named director for consulting services provided to us in 2007.

(4)	Includes $1,000 recorded as expense for the grant of options to purchase 25,000 ordinary shares of Cell Kinetics Ltd. for services the named director provided to Cell Kinetics Ltd. as a director.

Compensation Committee Interlocks and Insider Participation

Steve Barnett, Mitchell Freeman and Jacob Goldman served as members of our Compensation Committee in 2007.  Messrs. Barnett and Freeman continue to serve in that capacity, along with Andrew Levy, who was appointed to our Compensation Committee in August, 2008 following the retirement of Mr. Goldman. None of the persons who served on our Compensation Committee are, or have been, an employee or officer of our company or had any relationship requiring disclosure under Item 404 of Regulation S-K under the Securities Act of 1933, as amended, except as described in this proxy statement. In addition, none of our executive officers serves, or has served during 2007, as a member of the board of directors or compensation committee of any other entity that has or has had one or more of its executive officers serving as a member of our board of directors, other than Jacob Weiss, our Executive Vice President, who, prior to September 19, 2008, was both our President as well as Chairman of Cell Kinetics Ltd. Furthermore, Mitchell Freeman, Daniel Luchansky and Andrew Levy are directors of both Medis and Cell Kinetics Ltd., and any or all of them may be considered by the Board of Directors of Cell Kinetics for a position on its compensation committee.

Equity Compensation Plan Information

The following table sets forth securities outstanding under existing equity compensation plans of Medis and Cell Kinetics Ltd., as well as securities remaining available for future issuance under those plans, in each case as of December 31, 2007.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (A)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (A))

Equity Compensation Plans Approved by Securityholders:
1999 Stock Option Plan	1,655,500	$17.12	—
Medis 2007 Equity Incentive Plan	500,500	$13.22	399,500
Cell Kinetics 2007 Equity Incentive Plan	836,750	$ 0.19	563,250
Equity Compensation Plans Not Approved by Securityholders:
Warrant Agreement (1)	30,000	$14.93	—
Warrant Agreement (2)	12,000	$16.87	—
Warrant Agreement (3)	3,000	$14.46	—
Warrant Agreement (4)	20,000	$11.36	—
Total	2,992,750		962,750
__________
(1)
On August 26, 2005, we issued to our Vice President of Marketing a warrant to purchase an aggregate of 30,000 shares of our common stock. Such warrant has an exercise price per share of $14.93, vested on December 29, 2005 and expires on August 26, 2009. The warrant was not granted under any of our or our subsidiaries’ stock option or equity incentive plans.

(2)
On August 29, 2005, we issued to a consultant a warrant to purchase an aggregate of 12,000 shares of our common stock. Such warrant has an exercise price per share of $16.87, vested on December 29, 2005 and expires on August 29, 2009. The warrant was not granted under any of our or our subsidiaries’ stock option or equity incentive plans.

(3)
On December 20, 2005, we issued to a consultant a warrant to purchase an aggregate of 7,500 shares of our common stock. Such warrant has an exercise price per share of $14.46, vested on December 20, 2006 and expires on December 20, 2009. During the year ended December 31, 2007, the holder exercised 4,500 shares underlying such warrant. The warrant was not granted under any of our or our subsidiaries’ stock option or equity incentive plans.

(4)
On August 2, 2007, we issued to a consultant a warrant to purchase an aggregate of 20,000 shares of our common stock. Such warrant has an exercise price per share of $11.37, vested immediately and expires on August 2, 2011. The warrant was not granted under any of our or our subsidiaries’ stock option or equity incentive plans.

Employee Benefit Plans

Medis Technologies Ltd. 1999 Stock Option Plan

The Medis Technologies Ltd. 1999 Stock Option Plan (the “1999 Option Plan”) was adopted by our board of directors and approved by our stockholders on July 13, 1999, and amended most recently in July 2006. A total of 5,000,000 shares of our common stock have been reserved for issuance under the 1999 Option Plan. Under the 1999 Option Plan, we are authorized to grant to officers and other employees options to purchase shares of our common stock intended to qualify as incentive stock options, as defined under Section 422 of the Internal Revenue Code of 1986, and to employees, non-employee directors, consultants or independent advisors options that do not qualify as incentive stock options under the Internal Revenue Code. Options granted in recent years generally expire four years from the date of grant and vest in full on the first anniversary of the date of grant. Options granted under the 1999 Option Plan are not transferable by the recipient except by will or by the laws of descent and distribution, to relatives specified in the 1999 Option Plan or to entities owned by the grantee, as further described in the 1999 Option Plan. As of December 31, 2007, options to purchase an aggregate of 1,655,500 shares of our common stock were outstanding under the 1999 Option Plan at a weighted average exercise price of $17.12 per share. Upon adoption of our 2007 Equity Incentive Plan in July 2007, we ceased granting stock options under the 1999 Option Plan and commenced granting stock options solely under the 2007 Equity Incentive Plan. In 2008, through November 12, 2008, under the 1999 Stock Option Plan, we cancelled options to purchase 1,184,720 shares of our common stock and options to purchase 1,280 shares of our common stock were exercised.

The description of the 1999 Option Plan set forth below is a summary, does not purport to be complete and is subject to and  qualified in its entirety by the provisions of the 1999 Option Plan itself.

Administration.  The 1999 Option Plan is currently administered by our Compensation Committee pursuant to its appointment to that position by our board in accordance with the terms of the 1999 Option Plan. The Compensation Committee has the authority to make all determinations and to take all other actions necessary or advisable for the administration of the 1999 Option Plan.

As the administrator under the 1999 Option Plan, the Compensation Committee is authorized to adopt, amend and rescind rules relating to the administration of the 1999 Option Plan, subject to the express provisions of the 1999 Option Plan. Our board can amend, alter, suspend or discontinue this plan at any time, although certain amendments would require shareholder approval and an amendment cannot adversely affect any rights under an outstanding grant without the grantee’s consent.

Awards.  Under the 1999 Option Plan, we may grant incentive stock options intended to qualify for special tax treatment under Section 422 of the Internal Revenue Code and non-qualified stock options. The 1999 Option Plan provides that the exercise price shall be determined by the administrator; provided however, that the incentive stock option may not have an exercise price less than the fair market value of a share of common stock on the date of grant. If the grantee of an incentive stock option owns more than ten percent of the total combined voting power of all classes of stock on the date of grant, then the incentive stock option may not have an exercise price less than 110% of the fair market value of a share of common stock on such date. Subject to the grantee’s continued employment, each option will expire after a term determined at the time of grant by the administrator. Such term, however, may not exceed ten years and in the case of an incentive stock option granted to a person who owns more than ten percent of the total combined voting power of all classes of stock on the date of grant, such term shall not exceed five years.

The 1999 Option Plan provides that if the aggregate fair market value of the shares with respect to which a designated incentive stock option is exercisable for the first time by the grantee during any calendar year under this plan exceeds $100,000, then that portion which equals the first $100,000 is allocated to the incentive stock option and the remaining portion is deemed to be a non-qualified stock option. For this purpose, the fair market value of the shares is determined based on the date the option was granted.

The 1999 Option Plan provides that if a grantee’s employment relationship terminates, other than for death, disability or for cause, then the grantee’s unvested options shall terminate immediately. Options that have vested but remain unexercised, deferred, or unpaid as of the date of such termination shall terminate three months after such termination; provided, however, that options will not be exercisable after the end of the term set out in the option agreement. If a grantee’s employment relationship terminates for death or disability then the options are governed in accordance with the term and conditions as specified at the time of the grant in the grantee’s stock option agreements. Pursuant to stock option agreements under the 1999 Option Plan, a grantee’s stock options will vest upon the grantee’s death or disability. If a grantee’s employment relationship terminates for cause, then none of the options may be exercised and all of the grantee’s rights in the options are forfeited upon termination.

Eligibility.  Under the terms of the 1999 Option Plan, a non-qualified option may be granted to those current or prospective employees, directors, and advisors deemed eligible to participate in the 1999 Option Plan by the administrator. Incentive stock options may only be granted to our officers and other employees.

Adjustments.  In the event of any change in our outstanding common stock by reason of a stock split, reverse stock split, stock dividend, combination or reclassification of our common stock, recapitalization, merger, or similar event, then the administrator may make an equitable adjustment in the number of shares authorized for issuance under this plan and the purchase price per share thereof.

Recapitalization; Change of Control; Reorganizations.  In the event that the outstanding shares of our common stock are changed into or exchanged for a different number or kind of shares or other of our securities or of another corporation by reason of any reorganization, merger, consolidation, recapitalization, reclassification, stock split-up, combination of shares, or dividends payable in capital stock, appropriate adjustment shall be made in accordance with Section 424(a) of the Internal Revenue Code in the number and kind of shares as to which options may be granted under the 1999 Option Plan and as to which outstanding options or portions thereof then unexercised shall be exercisable, to the end that the proportionate interest of the grantee shall be maintained as before the occurrence of such event; such adjustment in outstanding options shall be made without change in the total price applicable to the unexercised portion of such options and with a corresponding adjustment in the exercise price per share.

In addition, unless otherwise determined by the administrator, in the case of any (i) sale or conveyance to another entity of all or substantially all of our property and assets or (ii) a change in control (as defined in the 1999 Option Plan), the purchaser(s) of our assets or stock may deliver to the optionee the same kind of consideration that is delivered to our stockholders as a result of such sale, conveyance or change in control, or the administrator may cancel all outstanding options in exchange for consideration in cash or in kind which consideration in both cases shall be equal in value to the value of those shares of stock or other securities the optionee would have received had the option been exercised (to the extent then exercisable) and no disposition of the shares acquired upon such exercise been made prior to such sale, conveyance or change in control, less the exercise price therefor. Upon receipt of such consideration, the options shall immediately terminate and be of no further force and effect. The value of the stock or other securities the grantee would have received if the option had been exercised shall be determined in good faith by the administrator, and in the case of shares of common stock, in accordance with the provisions set forth in the 1999 Option Plan.

The administrator shall also have the power and right to accelerate the exercisability of any options upon such a sale, conveyance or change in control. Upon such acceleration, any options or portion thereof originally designated as incentive stock options that no longer qualify as incentive stock options under Section 422 of the Code as a result of such acceleration shall be redesignated as non-qualified stock options.

If by reason of a corporate merger, consolidation, acquisition of property or stock, separation, reorganization, or liquidation, our board shall authorize the issuance or assumption of a stock option or stock options in a transaction to which Section 424(a) of the Internal Revenue Code applies, then, notwithstanding any other provision of the 1999 Option Plan, our board may grant an option or options upon such terms and conditions as it may deem appropriate for the purpose of assumption of the old option, or substitution of a new option for the old option, in conformity with the provisions of such Section 424(a) of the Code and its regulations, and any such option shall not reduce the number of shares otherwise available for issuance under the 1999 Option Plan.

Termination or Amendment.  Unless earlier terminated by our board, the 1999 Option Plan will terminate on July 13, 2009.

Tax Consequences–U.S.  The following summary is intended as a general guide to the United States federal income tax consequences relating to the issuance and exercise of stock options granted under the 1999 Option Plan. This summary does not attempt to describe all possible federal or other tax consequences of such grants or tax consequences based on particular circumstances.

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Incentive Stock Options.  Optionees recognize no taxable income for regular income tax purposes as the result of the grant or exercise of an incentive stock option qualifying under Section 422 of the Internal Revenue Code (unless the optionee is subject to the alternative minimum tax). Optionees who neither dispose of their shares acquired upon the exercise of an incentive stock option, or incentive stock option shares, within two years after the stock option grant date nor within one year after the exercise date normally will recognize a long-term capital gain or loss equal to the difference, if any, between the sale price and the amount paid for the incentive stock option shares. If an optionee disposes of the incentive stock option shares within two years after the stock option grant date or within one year after the exercise date (each a “disqualifying disposition”), the optionee will realize ordinary income at the time of the disposition in an amount equal to the excess, if any, of the fair market value of the incentive stock option shares at the time of exercise (or, if less, the amount realized on such disqualifying disposition) over the exercise price of the incentive stock option shares being purchased. Any additional gain will be capital gain, taxed at a rate that depends upon the amount of time the incentive stock option shares were held by the optionee. A capital gain will be long-term if the optionee’s holding period is more than 12 months. We will be entitled to a deduction in connection with the disposition of the incentive stock option shares only to the extent that the optionee recognizes ordinary income on a disqualifying disposition of the ISO shares.

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Nonstatutory Stock Options.  Optionees generally recognize no taxable income as the result of the grant of a nonstatutory stock option. Upon the exercise of a nonstatutory stock option, the optionee normally recognizes ordinary income equal to the difference between the stock option exercise price and the fair market value of the shares on the exercise date. If the optionee is an employee, such ordinary income generally would be subject to withholding of income and employment taxes. Upon the sale of stock acquired by the exercise of a nonstatutory stock option, any subsequent gain or loss, generally based on the difference between the sale price and the fair market value on the exercise date, will be taxed as capital gain or loss. A capital gain or loss will be long-term if the optionee’s holding period is more than 12 months. We generally should be entitled to a deduction equal to the amount of ordinary income recognized by the optionee as a result of the exercise of a nonstatutory stock option, except to the extent such deduction is limited by applicable provisions of the Internal Revenue Code.

Tax Consequences–Israeli.  The following summary is intended as a general guide to the Israeli tax consequences relating to the issuance and exercise of stock options granted under the 1999 Option Plan. This summary does not attempt to describe all possible tax consequences of such grants or tax consequences based on particular circumstances.

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Approved 102 Options.  Approved 102 Options are governed by Section 102(b) of Israel’s Income Tax Ordinance [New Version], 1961 (the “Ordinance”) and will be held by a trustee for the benefit of the option holders for the requisite holding period under Section 102, which is two years following the end of the tax year in which the options were granted to the optionee, with respect to a CGO (as defined below) and which is one year following the end of the tax year in which the options were granted to the optionee, with respect to an OIO (as defined below), with respect to options granted between 2003 and 2005. For options granted after 2005 the holding period is two years from the date that the options were granted. Under current tax laws in effect in the State of Israel, the optionees will not be required to recognize income for Israeli income tax purposes at the date of grant of Approved 102 Options nor at the date of exercise of such options. The release of an Approved 102 Option (or of a share received on the exercise thereof) from the trustee to the optionee, or the sale of an Approved 102 Option (or of a share received on the exercise thereof), whichever is earlier, is a taxable event under Israeli law.

The grant of Approved 102 Options is subject to approval by Israel’s Income Tax Authorities. In addition, CGOs and OIOs may not be granted simultaneously, and our election of the type of Approved 102 Options to be granted under the Plan has to be filed with the Israeli Tax Authorities at least 30 days before the first date of grant of Approved 102 Options. Such election will become effective as of the first date of grant of an Approved 102 Option under the Plan and shall remain in effect at least until the end of the year following the year during which we first granted an Approved 102 Option. Our election shall not prevent us from also granting Unapproved 102 Options at any time or from time to time.

Approved 102 Options may either be classified as a capital gain option (“CGO”) or an ordinary income option (“OIO”).

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CGO.  With respect to a CGO, the optionee will realize a capital gain in an amount equal to the spread between (i) the fair market value of the share purchased upon such exercise, on the date such share is sold or released from trust, as the case may be, and (ii) the exercise price of the option. Capital gains realized will be taxed at a flat rate of 25%. Furthermore, the capital gains upon the sale of the shares will not be subject to Israeli social taxes.

In cases where the exercise price of options is lower than the fair market value of the company’s shares on the date of grant (the fair market value of the shares at grant shall be determined according to the average value of the shares on the 30 days preceding the date of grant), the excess of the fair market value of the shares on the date of grant over the exercise price (the “Rebate”) shall be considered as compensation income. Upon the sale of shares received following the exercise of options or upon release from the trust, whichever is earlier, the taxable gain shall be taxed in two parts:

○	The Rebate will be taxable as ordinary income, and the optionee will be subject to social taxes and income tax rates will be determined in accordance with the optionee’s marginal tax rates; and

○
The difference between (i) the fair market value of the share on the date such shares were sold or released from the trust, as the case may be, and (ii) the exercise price of the option (plus the Rebate) shall be taxable as capital gain at a flat rate of 25%. Furthermore, the capital gains upon the sale of the shares will not be subject to Israeli social taxes.

For so long as the shares received upon exercise of the options are held in trust, there will be no taxable event. However, if such shares are transferred from the trust to the optionee, a taxable event will then occur. If the optionee then sells such shares, a second taxable event will occur.

To the extent the shares received following the exercise of options are sold during the holding period required under Section 102 of the Ordinance, the taxable gain will be considered as ordinary income and will be liable for social taxes. Income tax rates will be determined in accordance with the optionee’s marginal tax rates.

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OIO.  With respect to an OIO, the optionee will recognize compensation income, taxable as ordinary income in an amount equal to the difference between (i) the fair market value of the share purchased upon such exercise, on the date such share is sold or released from trust, as the case may be, and (ii) the exercise price of the option. Furthermore, the compensation income upon the sale of the shares will be subject to Israeli social taxes. Income tax rates will be determined in accordance with the optionee’s marginal tax rates.

For so long as the shares received upon exercise of the options are held in trust, there will be no taxable event. However, if such shares are transferred from the trust to the optionee, a taxable event will then occur. If the optionee then sells such shares, a second taxable event will occur.

To the extent the shares received following exercise of options are sold during the trust period applicable to OIOs, the optionee will recognize ordinary income at the time of such sale or transfer equal to the tax liability upon disposition or transfer.

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Unapproved 102 Options.  Unapproved 102 Options are governed by Section 102(c) of the Ordinance and are not required to be held by a trustee. With respect to non-traded options, the optionee will recognize compensation income, taxable as ordinary income at his or her marginal tax rate upon the sale of shares received following the exercise of options. Furthermore, the compensation income upon the sale of the shares will be subject to Israeli social taxes.

2007 Equity Incentive Plan

General.  The Medis Technologies Ltd. 2007 Equity Incentive Plan (the “2007 Plan”) was adopted by our board of directors in April 2007 and approved by our stockholders on July 17, 2007, and amended in April 2008. A total of 1,500,000 shares of our common stock have been reserved for issuance under the 2007 Equity Incentive Plan.

As of December 31, 2007, options to purchase an aggregate of 500,500 shares of our common stock were outstanding under the 2007 Plan at a weighted average exercise price of $13.22 per share, and 100,000 shares of restricted stock were outstanding under the 2007 Plan. In 2008, through November 12, 2008, we granted options to purchase an additional 688,800 shares of our common stock under the 2007 Plan and cancelled options to purchase 183,675 shares. Additionally in 2008, through November 12, 2008, we granted 396,269 shares of restricted stock under the plan.

We believe that the awards made under the 2007 Plan will help retain and motivate the recipients to exert their best efforts on our behalf, thus benefiting us and our stockholders. We believe that equity-based incentive awards are crucial to recruit and retain employees, as well as an important means of aligning employee interests with those of our stockholders.

The description of the 2007 Plan set forth below is a summary, does not purport to be complete and is subject to and  qualified in its entirety by the provisions of the 2007 Plan itself.

Purpose.  The purpose of the 2007 Plan is to aid us in attracting, retaining and motivating our and our subsidiaries’ and affiliates’ employees, directors, officers, consultants, advisors, suppliers and any other person or entity whose services are considered valuable to us, and to provide us with a stock plan providing a broad range of incentives directly related to our success.

Eligibility.  Awards may be made to any of our or our subsidiaries’ or affiliates’ employees, directors, officers, consultants, advisors, suppliers and any other person or entity whose services are considered valuable to us, in the discretion of our Compensation Committee.

Shares Subject to the Plan.  The total number of shares of common stock that currently may be issued under the 2007 Plan is 1,500,000.  If any award is forfeited or otherwise terminates or lapses without payment of consideration, the shares subject to that award will again be available for future grant.

Types of Awards.  Under the 2007 Plan, the Compensation Committee may award stock options, stock appreciation rights, restricted stock, restricted stock units and other stock-based awards, as described below.

Stock Options and Stock Appreciation Rights.  Stock options awarded under the 2007 Plan may be (i) nonqualified or incentive stock options, with respect to awards granted to U.S. citizens or those deemed to be residents of the U.S. for purposes of taxation, and (ii) “102 Awards” and “3(9) Awards,” with respect to awards granted to Israeli citizens or those deemed to be residents of Israel for purposes of taxation.

Stock appreciation rights may be granted independent of or in conjunction with stock options. The exercise price per share of common stock for any stock options or stock appreciation rights cannot be less than the fair market value of a share of common stock on the date the award is granted. The Compensation Committee will be responsible for administering the 2007 Plan and may impose the terms and conditions of stock options and stock appreciation rights as it deems fit, but the awards generally will not be exercisable for a period of more than ten years after they are granted. Participants in the 2007 Plan will not receive dividends or dividend equivalents or have any voting rights with respect to shares underlying stock options or stock appreciation rights. Each stock appreciation right granted independent of a stock option will entitle a participant upon exercise to an amount equal to the product of (i) the excess of (A) the fair market value on the exercise date of one share of common stock over (B) the exercise price, multiplied by (ii) the number of shares of common stock covered by the stock appreciation right. Payment of the exercise price will be made in cash and/or shares of common stock (valued at fair market value), as determined by the Compensation Committee.

Restricted Stock and Restricted Stock Units.  The Compensation Committee will determine the terms and conditions of restricted stock and restricted stock unit (“RSU”) awards, including the number of shares of restricted stock to grant to a participant. The Compensation Committee may also determine the period during which, and the conditions, if any, under which, the restricted stock and RSU may be forfeited. Dividends on restricted stock, or dividend equivalents with respect to RSUs, may be paid directly to the participant, withheld by us subject to vesting, or reinvested in additional shares of restricted stock, as determined by the Compensation Committee, in its sole discretion. Certain restricted stock or RSU awards may be granted in a manner designed to allow us to deduct their value under Section 162(m); these awards will be based on one or more of the performance criteria set forth below.

Other Stock-Based Awards.  The Compensation Committee may grant stock awards, unrestricted stock and other awards that are valued in whole or in part by reference to, or are otherwise based on the fair market value of, our common stock (including restricted stock units). Such stock-based awards may be in the form, and dependent on conditions, determined by the Compensation Committee, including the right to receive, or vest with respect to, one or more shares of common stock (or the equivalent cash value of such shares) upon the completion of a specified period of service, the occurrence of an event and/or the attainment of performance objectives.

Performance-Based Awards.  Certain awards may be granted in a manner designed to allow us to deduct their value under Section 162(m). These performance-based awards will be based on one or more of the following performance criteria: (i) cash flow, (ii) earnings per share, (iii) earnings before interest, taxes and amortization, (iv) return on equity, (v) total stockholder return, (vi) share price performance, (vii) return on capital, (viii) return on assets or net assets, (ix) revenue,

(x) income or net income, (xi) operating income or net operating income, (xii) operating profit, (xiii) operating margin or profit margin, (xiv) return on operating revenue, (xv) return on invested capital, (xvi) market segment share, (xvii) product cost reduction, (xviii) book value, (xix) debt/capital ratio, (xx) capital expenditures, (xxi) price/earnings growth, (xxii) production milestones, (xxiii) research and development milestones or (xxiv) any combination of the foregoing. The Compensation Committee will establish the performance goals for these performance-based awards and certify that the goals have been met, in each case, in the manner required by Section 162(m).

Adjustments Upon Certain Events.  In the event of a change in the outstanding shares of our common stock due to a stock dividend or split, reorganization, recapitalization, merger, consolidation, spin-off, combination, share exchange or any other similar transaction, the Compensation Committee may adjust (i) the number or kind of shares of common stock or other securities issued or reserved for issuance pursuant to the 2007 Plan or pursuant to outstanding awards, (ii) the number of shares covered by outstanding awards, and/or (iii) the exercise price per share of common stock covered by an award under the 2007 Plan. Upon the occurrence of a merger/sale of our company (as defined in the 2007 Plan), the Compensation Committee may, in its sole discretion (a) provide for the assumption by the successor corporation of the affected award or (b) provide for the issuance of substitute awards that will substantially preserve the otherwise applicable terms of any affected awards previously granted under the 2007 Plan. In the event the successor corporation does not agree to assume outstanding awards or substitute equivalent awards, the Compensation Committee may, in its sole discretion, accelerate, vest or cause the restrictions to lapse with respect to all or any portion of an award, or cancel such awards for fair value.

Administration.  The 2007 Plan will be administered by the Compensation Committee, which consists of at least two directors who are intended to qualify as “non-employee directors” within the meaning of Rule 16b-3 under the Exchange Act and “outside directors” within the meaning of Section 162(m). The Compensation Committee is authorized to interpret the 2007 Plan, to establish, amend and rescind any rules and regulations relating to the 2007 Plan, and to make any other determinations that it deems necessary or desirable for the administration of the 2007 Plan.

Amendment and Termination.  Our board of directors may suspend, terminate, modify or amend the 2007 Plan, whether retroactively or prospectively, but no suspension, termination, modification or amendment which requires stockholder approval under applicable law shall be effective without requisite stockholder approval, unless otherwise determined by our board of directors. Furthermore, no suspension, termination, modification or amendment may adversely affect any award previously granted unless the written consent of the participant so affected is obtained. No new awards may be made under the 2007 Plan after the tenth anniversary of the effective date of the 2007 Plan.

Transferability.  Awards under the 2007 Plan are not transferable or assignable by participants other than by will or the laws of descent and distribution, unless determined otherwise in certain circumstances by the Compensation Committee. Awards may be exercised after the death of a participant by the legatees, personal representatives or distributees of such participant.

Successors and Assigns.  The 2007 Plan is binding on our successors and assigns and the successors and assigns of the participants; participants’ estates and the executors, administrators or trustees of such estates; and any receiver or trustee in bankruptcy or other representative of participants’ creditors.

Awards Under the 2007 Plan.  As stated above, any awards under the 2007 Plan will be determined by the Compensation Committee in its discretion. It is, therefore, not possible to predict the awards that will be made to particular individuals in the future under the 2007 Plan.

Tax Status of 2007 Plan Awards - U.S. Tax Status. The following discussion of the U.S. federal income tax status of awards under the 2007 Plan is based on current U.S. federal tax laws and regulations and does not purport to be a complete description of the U.S. federal income tax laws. Participants may also be subject to certain state and local taxes or may be subject to taxes imposed by countries other than the U.S., none of which are described below.

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Nonqualified Stock Options.  If the stock option is a nonqualified stock option, no income is realized by the participant at the time of grant of the stock option, and no deduction is available to us at such time. At the time of exercise (other than by delivery of shares of common stock to us), ordinary income is realized by the participant in an amount equal to the excess, if any, of the fair market value of the shares of common stock on the date of exercise over the exercise price, and the participant’s tax basis in such shares will be their fair market value on the date of exercise. We will receive a tax deduction on the exercise of options in the same amount realized as ordinary income by the participant. If a stock option is exercised by delivering common stock to us, a number of shares received by the optionee equal to the number of shares so delivered will be received free of tax and will have a tax basis and holding period equal to the shares so delivered. The fair market value of additional shares of common stock received by the participant will be taxable to the participant as ordinary income, and the participant’s tax basis in such shares will be their fair market value on the date of exercise. Upon disposition, any difference between the participant’s tax basis in the shares of common stock and the amount realized on disposition of the shares is treated as capital gain or loss.

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Incentive Stock Options.  If the option is an incentive stock option, no income is realized by the participant upon award or exercise of the option, and no deduction is available to us at such times. If the common stock purchased upon the exercise of an incentive stock option is held by a participant for at least two years from the date of the grant of such option and for at least one year after exercise, any resulting gain is taxed, upon disposition of the shares, at long-term capital gains rates. If the common stock purchased pursuant to the option is disposed of before the expiration of that period, any gain on the disposition, up to the difference between the fair market value of the common stock at the time of exercise and the exercise price, is taxed at ordinary rates as compensation paid to the participant, and we are entitled to a deduction for an equivalent amount. Any amount realized by the participant in excess of the fair market value of the stock at the time of exercise is taxed at capital gains rates.

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Stock Appreciation Rights.  No income is realized by the participant at the time a stock appreciation right is granted, and no deduction is available to us at such time. When the right is exercised, ordinary income is realized by the participant in the amount of the cash and/or the fair market value of the common stock received by the participant, and we will be entitled to a deduction of equivalent value.

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Restricted Stock.  Subject to Section 162(m), discussed below, we receive a deduction and the participant recognizes taxable income equal to the fair market value of the restricted stock at the time the restrictions on the shares awarded lapse, unless the participant elects to recognize such income immediately by so electing not later than 30 days after the date of grant as permitted under Section 83(b) of the Tax Code, in which case both our deduction and the participant’s inclusion in income occur on the grant date.

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Restricted Stock Units.  Subject to Section 162(m), discussed below, we receive a deduction and the participant recognizes taxable income at the time restricted stock units vest and are settled, equal to the fair market value of the shares of common stock issued or other cash or property paid in settlement of the award. Section 83(b) of the Tax Code is not applicable to restricted stock units.

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Section 162(m).  Section 162(m) generally disallows a tax deduction to public companies for compensation over $1 million paid to our Chief Executive Officer and our three other most highly compensated executive officers in any taxable year. Qualifying performance-based compensation is not subject to the deduction limit if certain requirements are met. One requirement is shareholder approval of (i) the performance criteria upon which performance-based awards may be based, (ii) the annual per-participant limits on grants and (iii) the class of employees eligible to receive awards. In the case of restricted stock and performance-based awards, other requirements generally are that objective performance goals and the amounts payable upon achievement of the goals be established by a committee comprised solely of at least two outside directors, as defined under Section 162(m), and that no discretion be retained to increase the amount payable under the awards. In the case of stock options and stock appreciation rights, other requirements are that the option or stock appreciation right be granted by a committee of at least two outside directors and that the exercise price of the stock option or stock appreciation right be not less than the fair market value of the common stock on the date of grant.

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Section 409A.  Section 409A of the Tax Code (“Section 409A”) generally establishes new rules that must be followed with respect to covered deferred compensation arrangements in order to avoid the imposition of an additional 20% tax (plus interest) on the service provider who is entitled to receive the deferred compensation. Certain awards that may be granted under the 2007 Plan may constitute “deferred compensation” within the meaning of Section 409A. The 2007 Plan is intended to be interpreted and operated in accordance with Section 409A, including any regulations or guidance issued by the Treasury Department, and contains a number of provisions intended to avoid the imposition of additional tax on the 2007 Plan participants under Section 409A.

Tax Status of 2007 Plan Awards - Israeli Tax Status.  Following the tax reforms effective January 2003 and January 2006, under the Israeli Income Tax Ordinance [New Version] 1961 (the “Ordinance”), options or shares granted to Israeli employees (including directors and other officers of the company) which are not “controlling shareholders” as defined in the Ordinance, may be granted only under one of three alternatives available under Section 102 of the Ordinance (“Section 102”). Controlling shareholders, consultants and service providers may be granted options and shares under Section 3(I) of the Ordinance.

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Section 102.  We are required to choose one of the below two alternatives under section 102(b), and we may not alter our choice for a minimum period of one year following the end of the calendar year during which the first issuance under such alternative was made. We may, however, at any time, make grants under section 102(c). The primary effect on our company between the two 102(b) alternatives is that only under the “ordinary income” alternative (with a trustee) can we deduct the recognized income of the participant as an expense. The three alternatives available under Section 102 are as follows:

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Section 102(b)(1) – “ordinary income” with a trustee. Under this alternative, options or shares issued to eligible participants are to be held by a trustee for one year from the date of grant and deposited with the trustee. Upon the sale of shares or upon release of such shares from the trust (but not before the end of the trust period), whichever is earlier, the holder of the shares will recognize compensation income, taxable as ordinary income at the holder’s marginal tax rate, for the difference between (i) the fair market value of the share or the consideration received, on the date such share was sold or released from trust, whichever occurs first, and (ii) the exercise price of the option. The taxable income will be subject to social security taxes.

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To the extent the shares issued upon the exercise of an option are sold or released from the trust, as the case may be, during the trust period, the holder of the shares will recognize a tax event at the date of such sale or release from trust, as the case may be, taxable as ordinary income at the holder’s marginal tax rate, and we will not be able to deduct the recognized income of the participant as an expense.

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Section 102(b)(2) – “capital gains” with a trustee. Under this section, options or shares issued to eligible participants are to be held by a trustee for two years from the date of grant and deposited with the trustee. Options for publicly traded shares or shares of a company whose shares were listed for trading on a securities exchange, 90 days after the allocation, are taxed under this section as follows:

○
on the date of grant, the participant will recognize as ordinary income the difference between the fair market value of the shares at grant and the exercise price of the option (this income is taxable at the holder’s marginal tax rate and the actual payment of such tax is deferred until the payment of the tax specified in the next bullet); and

○
upon the earlier of the sale of the shares underlying the options or upon release of those shares or the options themselves from the trust (subsequent to the end of the trust holding period), the holder will realize capital gains in an amount equal to the difference between (i) the fair market value of the share or the consideration received, on the date the share or option was sold or released from the trust, as the case may be, and (ii) the fair market value of the shares at grant. Capital gains are taxed at a rate of 25% (assuming there was no violation of the trust holding period regulations). Capital gains derived from the sale of shares are not subject to any social security taxes.

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To the extent the shares issued upon the exercise of an option are sold or released from the trust, as the case may be, during the trust period, the holder of the shares will recognize a tax event at the date of such sale or release from trust, as the case may be, and the taxable gain will be considered as ordinary income at the holder’s marginal tax rate and will also be subject to social security taxes.

•	Section 102(c) – grants without a trustee and without a trust period. The tax consequences of these options are identical to options granted under the “ordinary income” alternative described above.

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Section 3(9) Options.  Options under Section 3(9) of the Ordinance may be granted only to consultants or service providers, or to our employees who are “controlling shareholders.” Such grantees will recognize compensation income, taxable as ordinary income according to the holder’s marginal tax rate, upon the exercise of an option. The taxable income will be subject to social security taxes. There is no requirement to place Section 3(9) options with a trustee and are distinct from the options granted under Section 102.

Other Information. On November 24, 2008, the closing sale price of our common stock, as reported on the Nasdaq Global Market, was $0.48 per share.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, we expect that a number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker. In addition, we will promptly deliver, upon written or oral request to our address or telephone number below, a separate copy of the proxy materials to a stockholder at a shared address to which a single copy of the documents was delivered. Direct your written request to us at Medis Technologies Ltd., 805 Third Avenue, New York, 10022; Attention: Secretary, or contact us at (212) 935−8484.

OTHER MATTERS

Our board of directors knows of no other matters to be brought before the Special Meeting. However, if other matters should come before the meeting, it is the intention of each person named in the proxy to vote such proxy in accordance with his or her judgment on such matters.

FORWARD LOOKING STATEMENTS

This document includes certain forward−looking statements, including statements related to our potential use or issuance of the additional authorized common stock and/or preferred stock authorized under the Amendment. Words such as “approximates,” “estimates,” “believes,” “may,” “anticipates,” “plans,” “expects,” “will,” “intends” and similar expressions are intended to identify forward−looking statements. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations. Important factors that could cause actual results to differ materially from those expressed or implied by these forward−looking statements include, but are not limited to, statements about:

•	the development and commercialization schedule for our fuel cell technology and products;
•	the expected cost competitiveness of our fuel cell technology and products;
•	rapid technological change;
•	our intellectual property;
•	the timing and availability of our products;
•	our business strategy;
•	general economic conditions; and
•
other factors which may be identified from time to time in our SEC filings and other public announcements, including our Annual Report on Form 10−K for the fiscal year ended December 31, 2007 and our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2008.

We assume no obligation to update these forward−looking statements to reflect actual results, changes in risks, uncertainties or assumptions underlying or affecting such statements or for prospective events that may have a retroactive effect.

2009 STOCKHOLDER PROPOSALS

Stockholders are entitled to submit proposals on matters appropriate for stockholder action consistent with regulations of the SEC.  In order for stockholder proposals for our 2009 annual meeting of stockholders to be eligible for inclusion in our proxy statement, they must be received by us at the below address not later than March 9, 2009.

In addition, our By-laws contain certain notice and procedural requirements applicable to director nominations by stockholders and stockholder proposals, irrespective of whether the proposal is to be included in our proxy materials.  If a stockholder commences his or her own proxy solicitation for the 2009 annual meeting of stockholders or seeks to nominate a candidate for election or proposes business for consideration at such meeting, we must receive written notice of such proposal or nomination no later than 60 days or no earlier than 90 days before August 11, 2009 (the one-year anniversary of our 2008 annual meeting of stockholders) (provided, however, that in the event that the date of the 2009 annual meeting of stockholders is more than 30 days before or after August 11, 2009, the notice must be delivered to us no earlier than 90 days prior to the 2009 annual meeting of stockholders and no later than the later of (i) 60 days before the 2009 annual meeting of stockholders or (ii) 10 days following the earlier of the day the 2009 annual meeting of stockholders is first announced by us or notice of such meeting is mailed).  If the notice is not received by such date, it will be considered untimely under our By-laws. All notices must comply with the requirements of our By-laws.

Proposals and notices should be directed to the attention of Medis Technologies Ltd., 805 Third Avenue, New York, New York 10022; Attention: Secretary.

APPENDIX A

CERTIFICATE OF AMENDMENT

OF THE

RESTATED CERTIFICATE OF INCORPORATION

OF

MEDIS TECHNOLOGIES LTD.

_________________

Medis Technologies Ltd., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

FIRST:  Pursuant to action taken by unanimous written consent of the Board of Directors of the Corporation, the Board of Directors has duly adopted a resolution proposing and declaring advisable the following amendment to the Corporation’s Restated Certificate of Incorporation, as amended:

That Article FOURTH, clause (a) of the Corporation’s Restated Certificate of Incorporation, as amended, be amended to read in its entirety as follows:

“The Corporation shall be authorized to issue the following shares:

CLASS	NUMBER OF SHARES	PAR VALUE
Common	75,500,000	$0.01
Preferred	15,000	$0.01”

SECOND:  That at the duly noticed and convened Special Meeting of Stockholders of the Corporation held on December 23, 2008, at which a quorum was present and acting throughout in person or by proxy, the stockholders of the Corporation approved the aforesaid amendment.

THIRD:  That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed by its duly authorized officer on this [   ] day of December, 2008.

MEDIS TECHNOLOGIES LTD.

By:
Name:
Title:

MEDIS TECHNOLOGIES LTD.
SPECIAL MEETING OF STOCKHOLDERS

December 23, 2008

This Proxy is Solicited on Behalf of Medis Technologies Ltd.

The undersigned hereby appoints Robert K. Lifton and Howard Weingrow as proxies, each with the power to appoint his substitute, and hereby authorizes them, and each of them, to vote all shares of common stock of Medis Technologies Ltd. (the “Company”) held of record by the undersigned at the Special Meeting of Stockholders of the Company, to be held at the offices of Sonnenschein Nath & Rosenthal LLP, 1221 Avenue of the Americas, 25th Floor, New York, New York, 10020, on December 23, 2008 at 10:00 a.m., local time, or any adjournment or postponement thereof.

When properly executed, this proxy will be voted in the manner directed herein by the undersigned stockholder.

IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” THE PROPOSALS SET FORTH ON THE REVERSE SIDE

(Continued and to be Completed on Reverse Side)

☒	Please mark your votes as indicated in this example

1.	To approve an amendment to the Company’s Restated Certificate of Incorporation, as amended, to increase the number of authorized shares of common stock from 57,500,000 to 75,500,000.

☐ FOR	☐ AGAINST	☐ ABSTAIN

2.	To approve an amendment to the Company’s Restated Certificate of Incorporation, as amended, to increase the number of authorized shares of preferred stock from 10,000 to 15,000.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	To approve an amendment to the Company’s 2007 Equity Incentive Plan to increase the number of shares of common stock authorized thereunder from 1,500,000 to 2,300,000.

☐ FOR	☐ AGAINST	☐ ABSTAIN

4.	To transact such other business as may properly come before the meeting.

Yes, I plan to attend the Special Meeting    ☐

Please sign exactly as your name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

Dated:_____________________________, 2008

_________________________________________
Signature

_________________________________________
Signature (if jointly held)

PLEASE SIGN, DATE AND RETURN THE PROXY CARD IN THE ENCLOSED ENVELOPE.